Exhibit 99.1

STILLWATER MINING COMPANY
(“Stillwater”)

and

PEREGRINE METALS LTD.
(“Peregrine”)

ARRANGEMENT AGREEMENT

Dated July 11, 2011

SCHEDULES

SCHEDULE A	-	Plan of Arrangement under Section 192 of the Business Corporations Act (Canada)
SCHEDULE B	-	Stillwater Subsidiaries
SCHEDULE C	-	Peregrine Subsidiaries
SCHEDULE D	-	Material Property

4.

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT is dated the 11th day of July, 2011.

AMONG:	STILLWATER MINING COMPANY, a corporation existing under the laws of Delaware; (“Stillwater”)

AND:	PEREGRINE METALS LTD., a corporation existing under the laws of Canada; (“Peregrine”)

WHEREAS:

(A)	Stillwater and Peregrine agree to proceed with a business combination transaction providing for the acquisition by Stillwater of all of the Peregrine Shares.

(B)	The Parties hereto intend to carry out the proposed business combination transaction by way of a plan of arrangement under the provisions of the Canada Business Corporations Act.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the respective covenants and agreements hereinafter contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereto agree as follows:

ARTICLE 1
INTERPRETATION

Definitions

1.1
In this Agreement and in the recitals hereto, unless there is something in the context or subject matter inconsistent therewith, the following words and terms shall have the meanings hereinafter set out:

(a)	“AcquireCo” has the meaning ascribed to such term in subsection 4.5(h) hereof;

(b)
“Acquisition Proposal” means, other than from or with Stillwater or the Stillwater Subsidiaries, any merger, amalgamation, statutory arrangement, recapitalization, take-over bid, sale of material properties or assets (including, without limitation, the sale of all or any part of the Material Property), any lease, long-term supply agreement or other arrangement having the same economic effect as a sale of any such material properties or assets, any sale or grant of a royalty or similar type transaction with respect to the Material Property, any liquidation, winding-up, sale or redemption of a material number of shares or rights or interests therein or thereto or any similar transaction involving Peregrine or any of the Peregrine Subsidiaries, or any other similar transaction which would, or could, impede the completion of the Arrangement or any Pre-Acquisition Reorganization contemplated in this Agreement or a written inquiry or proposal to do so, excluding the Arrangement and the Pre-Acquisition Reorganization;

5.

(c)
“Agreement” means this agreement between Stillwater and Peregrine entered into for the purpose of effecting the Arrangement, including the schedules attached hereto, as the same may be supplemented or amended from time to time;

(d)
“Applicable Laws” means any domestic or foreign statute, law, ordinance, rule, regulation, restriction, published and legally binding regulatory policy or guideline, by-law (zoning or otherwise), or order or any consent, exemption, approval or licence of any domestic or foreign Governmental Entity that applies in whole or in part to the Parties hereto, as the context requires, or to their respective businesses, undertakings, properties or securities including, without limitation, Applicable Securities Laws;

(e)	“Applicable Securities Laws” means Canadian Securities Laws and United States Securities Laws as applicable in the circumstances;

(f)	“Argentina” means the Republic of Argentina;

(g)
“Arrangement” means the arrangement under the provisions of section 192 of the CBCA, on the terms and conditions set forth in the Plan of Arrangement, subject to any amendment or supplement thereto made in accordance with this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order;

(h)	“Arrangement Resolution” means the Special Resolution of Peregrine Shareholders approving the Arrangement;

(i)	“Articles of Arrangement” means the articles of arrangement of Peregrine in respect of the Arrangement required by the CBCA to be filed with the Director after the Final Order is made;

(j)	“Business Day” means a day which is not a Saturday, Sunday or a civic or statutory holiday in Toronto, Ontario or Vancouver, British Columbia;

(k)	“Canadian GAAP” means accounting principles generally accepted in Canada;

(l)
“Canadian Securities Laws” means the Securities Act (British Columbia) and the equivalent legislation in the other provinces and in the territories of Canada, as amended from time to time, the rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commissions and similar regulatory authorities of each of the provinces and territories of Canada and the published rules and policies of the TSX;

(m)	“Cash Consideration” has the meaning ascribed thereto in the Plan of Arrangement;

(n)	“CBCA” means the Canada Business Corporations Act, as amended;

6.

(o)	“Closing Date” means the Business Day that is three Business Days after the granting of the Final Order or such other date as the Parties hereto may agree;

(p)	“Code” means the Internal Revenue Code of 1986 (United States), as amended;

(q)	“Competition Act” means the Competition Act (Canada);

(r)	“Confidentiality Agreement” means the confidentiality agreement dated February 24, 2011 between Stillwater and Peregrine;

(s)	“Court” means the British Columbia Supreme Court;

(t)
“Depositary” means any trust company, bank or financial institution agreed to in writing between Stillwater and Peregrine for the purpose of, among other things, exchanging certificates representing Peregrine Shares for certificates representing the Share Consideration and disbursing the Cash Consideration;

(u)	“Director” means the Director appointed pursuant to section 260 the CBCA;

(v)	“Dissent Rights” means the rights of dissent of Peregrine Shareholders in respect of the Arrangement Resolution described in the Plan of Arrangement;

(w)	“Dissenting Peregrine Shareholder” has the meaning ascribed thereto in the Plan of Arrangement;

(x)
“Effective Date” means the date shown in the certificate of arrangement issued in accordance with section 262 of the CBCA in respect of the Arrangement, being the Closing Date, or such other date as may be agreed to by the Parties hereto;

(y)	“Effective Time” means the time when the Arrangement will be deemed to have been completed, which shall be 12:01 a.m., Vancouver time, on the Effective Date;

(z)	“Employees” has the meaning ascribed to such term in subsection 3.2(w)(ii) hereof;

(aa)
“Encumbrance” means any mortgage, hypothec, pledge, assignment, charge, lien, claim, security interest, adverse interest, other third Person interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

(bb)
“Environmental Approvals” means all permits, certificates, licences, authorizations, consents, instructions, registrations, directions or approvals issued or required by any Governmental Entity pursuant to any Environmental Law;

(cc)	“Environmental Laws” means all Applicable Laws relating to pollution, the protection of the environment or public health and safety including all Environmental Approvals;

(dd)
“Fairness Opinion” means the verbal and the subsequent written opinion of the Financial Advisor that the consideration to be received by Peregrine Shareholders, other than Stillwater, pursuant to the Arrangement is fair, from a financial point of view, to the Peregrine Shareholders, subject to the limitations and qualifications set out in the Fairness Opinion;

7.

(ee)
“Final Order” means the final order of the Court approving the Arrangement, and with the consent of Stillwater and Peregrine, as such order may be amended by the Court at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal, provided it shall not have been set aside or modified in a manner unacceptable to the Parties hereto, acting reasonably, on appeal or otherwise;

(ff)	“Financial Advisor” means such financial advisor or advisors as may be retained by Peregrine from time to time;

(gg)
“Governmental Entity” means any applicable (i) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, agency, domestic or foreign, (ii) any subdivision, agent, commission, board or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

(hh)
“Hazardous Substance” means any chemical, material or substance in any form, whether solid, liquid, gaseous, semisolid or any combination thereof, whether waste material, raw material, finished product, intermediate product, by-product or any other material or article, that is listed or regulated under any Environmental Laws as a hazardous substance, toxic substance, waste or contaminant or is otherwise listed or regulated under any Environmental Laws because it poses a hazard to human health or the environment, including petroleum products, asbestos, PCBs, urea formaldehyde foam insulation and lead-containing paints or coatings;

(ii)	“ICA” means the Investment Canada Act, as amended, and the regulations issued thereunder;

(jj)	“IFRS” means International Financial Reporting Standards;

(kk)
“Interim Order” means the interim order of the Court providing for, among other things, the calling and holding of the Peregrine Meeting, as such order may be amended, supplemented or varied by the Court;

(ll)
“Losses”, in respect of any matter, means all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including all interest, penalties, amounts paid in settlement and reasonable out-of-pocket legal and other professional fees and disbursements) arising directly or indirectly as a consequence of such matter less in all cases any insurance and/or tax benefits received or receivable in respect thereof;

(mm)
“Material Adverse Change” means, in respect of Stillwater and the Stillwater Subsidiaries or Peregrine and the Peregrine Subsidiaries any one or more changes, events or occurrences, and “Material Adverse Effect” means, in respect of Stillwater and the Stillwater Subsidiaries or Peregrine and the Peregrine Subsidiaries, any state of facts, which, in either case, either individually or in the aggregate, are, or would reasonably be expected to be, material and adverse to the business, operations, results of operations, prospects, properties, assets, liabilities or financial condition of Stillwater and the Stillwater Subsidiaries on a consolidated basis, or of Peregrine and the Peregrine Subsidiaries on a consolidated basis, respectively, other than any change, effect, event or occurrence (i) relating to the global economy or securities markets in general, (ii) affecting the worldwide mining industry in general and which does not have a materially disproportionate effect on Stillwater and the Stillwater Subsidiaries on a consolidated basis, or on Peregrine and the Peregrine Subsidiaries on a consolidated basis, respectively, (iii) resulting from changes in the price of palladium, platinum, copper or associated metals, (iv) relating to the rate at which Canadian dollars can be exchanged for United States dollars or vice versa, or (v) a change in the trading price of the Stillwater Shares or the Peregrine Shares following and reasonably attributable to the disclosure of the Arrangement and any Pre-Acquisition Reorganization contemplated herein;

8.

(nn)	“Material Fact” has the meaning ascribed to such term in the Securities Act (British Columbia), as amended;

(oo)	“Material Property” means the Altar Project, all as more particularly described in schedule D attached hereto;

(pp)	“Mineral Rights” means prospecting, exploration, mining and mineral rights, concessions, licences, permits, consents, approvals and authorisations;

(qq)	“Misrepresentation” has the meaning ascribed thereto in the Applicable Securities Laws;

(rr)	“NI 43-101” means National Instrument 43-101 – Standards for Disclosure for Mineral Projects;

(ss)	“NYSE” means the New York Stock Exchange, Inc.;

(tt)	“Officer and Director Shareholders” means all of the officers and directors of Peregrine as provided for in the Peregrine Disclosure Letter;

(uu)	“Officer and Director Support Agreements” means the support agreements dated the date hereof and made between Stillwater and the Officer and Director Shareholders;

(vv)	“Option Exchange Ratio” has the meaning ascribed thereto in the Plan of Arrangement;

(ww)	“Party” means one of Stillwater or Peregrine, and “Parties” means both of them;

(xx)	“Peregrine” means Peregrine Metals Ltd., a corporation existing under the laws of Canada;

(yy)	“Peregrine 2011 Budget” means the Peregrine exploration budget for the 2011 calendar year;

9.

(zz)	“Peregrine Argentina” means Minera Peregrine Argentina S.A., a wholly-owned subsidiary of Peregrine;

(aaa)	“Peregrine Board” means the board of directors of Peregrine;

(bbb)
“Peregrine Convertible Securities” means, other than the Peregrine Options, the outstanding warrants, including the Peregrine Warrants, convertible securities and other rights to acquire Peregrine Shares as listed in the Peregrine Disclosure Letter;

(ccc)	“Peregrine Disclosure Documents” means:

(i)	the annual information form of Peregrine dated March 31, 2011 for the year ended December 31, 2010;

(ii)	the management information circular of Peregrine dated May 24, 2011;

(iii)	the annual audited consolidated financial statements of Peregrine for the years ended December 31, 2010 and December 31, 2009;

(iv)	the unaudited interim consolidated financial statements of Peregrine for the three months ended March 31, 2011 and 2010;

(v)	the management discussion and analysis of Peregrine for the year ended December 31, 2010, and the period ended March 31, 2011;

(vi)	all material change reports filed by Peregrine on SEDAR after December 31, 2010; and

(vii)	all press releases filed by Peregrine on SEDAR after December 31, 2010;

(ddd)	“Peregrine Disclosure Letter” means the letter dated the date hereof delivered by Peregrine to Stillwater in the form accepted by Stillwater;

(eee)
“Peregrine Information Circular” means the management information circular (including all appendices attached thereto), notice of meeting and proxy form to be sent by Peregrine to Peregrine Shareholders soliciting the approval of the Arrangement Resolution;

(fff)
“Peregrine Meeting” means the special meeting of Peregrine Shareholders, including any adjournment or adjournments or postponement or postponements thereof, to be held for the purposes of obtaining approval by Peregrine Shareholders of the Arrangement Resolution;

(ggg)	“Peregrine Options” means the outstanding options to acquire Peregrine Shares listed in the Peregrine Disclosure Letter and which have been issued pursuant to the Peregrine Stock Option Plan;

(hhh)	“Peregrine Shareholder Approval” shall have the meaning ascribed to such term in subsection 2.3(b) hereof;

(iii)	“Peregrine Shareholders” means holders of Peregrine Shares;

10.

(jjj)	“Peregrine Shares” means the common shares which Peregrine is authorized to issue as presently constituted;

(kkk)	“Peregrine Stock Option Plan” means the stock option plan of Peregrine effective as of March 11, 2010;

(lll)	“Peregrine Subsidiaries” means the subsidiaries of Peregrine, which are set out in schedule C attached hereto and “Peregrine Subsidiary” refers to any one of them;

(mmm)	“Peregrine Warrants” means the outstanding warrants to purchase up to 11,833,400 Peregrine Shares issued by Peregrine as disclosed in the Peregrine Disclosure Letter;

(nnn)
“Permits” means all public, regulatory or governmental licenses, concessions, franchises, certificates, permits, consents, orders, approvals and other authorizations necessary for Peregrine and the Peregrine Subsidiaries to own, lease and operate their properties and assets and to conduct their business as currently owned, leased, operated and conducted;

(ooo)
“Person” means any individual, corporation, firm, partnership (including, without limitation, a limited partnership), sole proprietorship, syndicate, joint venture, trustee, trust, any unincorporated organization or association, any government or instrumentality thereof and any tribunal;

(ppp)	“Plan” or “Plan of Arrangement” means the plan of arrangement to be substantially in the form and content of schedule A attached hereto as amended or varied pursuant to the terms hereof and thereof;

(qqq)	“Pre-Acquisition Reorganization” has the meaning ascribed to such term in section 4.4 hereof;

(rrr)	“Record Date” means the date set by Peregrine at which holders of Peregrine Shares entitled to vote at the Peregrine Meeting shall be determined;

(sss)	“Records and Data” means all books, contracts, documents, technical information and data (in paper or electronic form), maps, surveys, drill core samples and assays owned by Peregrine;

(ttt)	“Regulation S” means Regulation S under the 1933 Act;

(uuu)	“Revised Termination Deadline” has the meaning ascribed to such term in section 7.2 hereof;

(vvv)	“SEC” means the United States Securities and Exchange Commission;

(www)	“Securities Authority” means the appropriate securities commissions or similar regulatory authorities in the United States (including the SEC) and in each of the provinces of Canada;

11.

(xxx)
“SEDAR” means the System for Electronic Document Analysis and Retrieval described in National Instrument 13-101 of the Canadian Securities Administrators and available for public view at www.sedar.com;

(yyy)	“Share Consideration” has the meaning ascribed thereto in the Plan of Arrangement;

(zzz)	“Significant Shareholders” means such shareholders of Peregrine as provided for in the Peregrine Disclosure Letter;

(aaaa)	“Significant Shareholder Support Agreements” means the support agreements to be entered into between Stillwater and the Significant Shareholders;

(bbbb)	“Stillwater” means Stillwater Mining Company, a corporation existing under the laws of Delaware;

(cccc)	“Stillwater Board” means the board of directors of Stillwater;

(dddd)	“Stillwater Disclosure Documents” means

(i)	Annual Report on Form 10-K for the year ended December 31, 2010;

(ii)	Quarterly Reports on Form 10-Q for the three months ended March 31, 2011;

(iii)	Current Reports on Form 8-K filed on January 11 and 13, 2011, February 22, 2011, April 28, 2011, May 3, 5 and 26, 2011 and June 1, 23 and 29 2011; and

(iv)	Technical Report on Form NI 43-101;

(eeee)	“Stillwater Disclosure Letter” means the letter dated the date hereof delivered by Stillwater to Peregrine in the form accepted by Peregrine;

(ffff)	“Stillwater Replacement Options” has the meaning ascribed to such term in subsection 3.2(d) hereof;

(gggg)	“Stillwater Shares” means the common stock which Stillwater is authorized to issue as presently constituted;

(hhhh)	“Stillwater Subsidiaries” means the subsidiaries of Stillwater set out in schedule B attached hereto and “Stillwater Subsidiary” refers to any one of them;

(iiii)
“Subsidiary” means, with respect to a specified body corporate, any body corporate of which the specified body corporate is entitled to elect a majority of the directors thereof and shall include any body corporate, partnership, joint venture or other entity over which such specified body corporate exercises direction or control or which is in a like relation to such a body corporate, excluding any body corporate in respect of which such direction or control is not exercised by the specified body corporate as a result of any existing contract, agreement or commitment;

(jjjj)	“Special Resolution” has the meaning ascribed to such term in the CBCA;

12.

(kkkk)
“Superior Proposal” means any bona fide written Acquisition Proposal, other than the Arrangement, that the Peregrine Board determines in good faith (based upon the written advice of the Financial Advisor and after consultation with outside legal counsel) (i) is reasonably capable of being completed without undue delay, taking into account all legal, financial, regulatory and other aspects of such proposal and the Person making such proposal, (ii) is not subject to a due diligence condition, (iii) is for the acquisition of 100% of the outstanding Peregrine Shares (other than Peregrine Shares owned by the Person making the Acquisition Proposal together with its Affiliates) or is for all or substantially all of the consolidated assets of Peregrine and the Peregrine Subsidiaries, (iv) is not conditional on obtaining financing, and (v) would, if completed in accordance with its terms, result in a transaction more favourable to Peregrine Shareholders, from a financial point of view, than the Arrangement;

(llll)	“Superior Proposal Notice” has the meaning ascribed to such term in subsection 4.3(a) hereof;

(mmmm)
“Tax” and “Taxes” means all taxes, assessments, charges, dues, duties, rates, fees imposts, levies and similar charges of any kind lawfully levied, assessed or imposed by any Governmental Entity, including all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes and charges, sales taxes, use taxes, ad valorem taxes, value added taxes, subsoil use or extraction taxes and ownership fees, transfer taxes (including, without limitation, taxes relating to the transfer of interests in real property or entities holding interests therein), franchise taxes, licence taxes, withholding taxes, health taxes, payroll taxes, employment taxes, Canada Pension Plan premiums, excise, severance, social security, workers' compensation, employment insurance or compensation taxes, mandatory pension and other social fund taxes or premium, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, harmonized sales tax, customs duties or other taxes, fees, imports, assessments or charges of any kind whatsoever, and any instalments in respect thereof, together with any interest, fines and any penalties or additional amounts imposed by any Taxing Authority (domestic or foreign) on such entity, and any interest, fines penalties, additional taxes and additions to tax imposed with respect to the foregoing and including any amount in respect of the foregoing as a transferee or successor, guarantor or surety or in a similar capacity under any contract, arrangement, agreement, understanding, or commitment (whether written or oral) or by operation of law and any liability for the payment of any Taxes described herein as a result of being a member of an affiliated, consolidated, combined or unitary group for any period as a result of any Tax sharing or Tax allocation agreement, arrangement or understanding;

(nnnn)	“Tax Act” means the Income Tax Act (Canada), as amended and the regulations thereunder, as amended;

(oooo)
“Tax Return” means any return, election, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof;

13.

(pppp)
“Termination Deadline” means (i) September 30, 2011, or if extended in accordance with section 7.2, October 30, 2011, or (ii) December 31, 2011 if an Acquisition Proposal has been received by Peregrine prior to the termination of this Agreement, or such other date as the Parties hereto may otherwise agree upon in writing;

(qqqq)	“Termination Fee” has the meaning ascribed to such term in section 7.3 hereof;

(rrrr)	“Transition Period” has the meaning ascribed to such term in section 6.1 hereof;

(ssss)
“Treasury Regulation” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended, modified or supplemented from time to time (or any corresponding provisions of succeeding regulations);

(tttt)	“TSX” means the Toronto Stock Exchange;

(uuuu)	“United States” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia;

(vvvv)
“United States Securities Laws” means the 1933 Act, the 1934 Act, together with the applicable blue sky or securities legislation in the states of the United States, and the published rules and policies of the NYSE;

(wwww)	“1933 Act” means the Securities Act of 1933, as amended, of the United States of America, and the rules and regulations promulgated from time to time thereunder;

(xxxx)	“1934 Act” means the Securities Exchange Act of 1934, as amended, of the United States of America, and the rules and regulations promulgated from time to time thereunder; and

(yyyy)	“1940 Act” means the Investment Company Act of 1940, as amended, of the United States of America, and the rules and regulations promulgated from time to time thereunder.

In addition, words and terms used but not defined herein that are defined in the CBCA shall have the same meaning herein as in the CBCA unless the context otherwise requires.

Number and Gender

1.2	In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders and neuter.

Interpretation Not Affected by Headings

1.3
The division of this Agreement into articles, sections, subsections, paragraphs and subparagraphs and the insertion of headings herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  The terms “this Agreement”, “hereof’, “herein”, “hereto”, “hereunder” and similar expressions refer to this Agreement and the schedules attached hereto and not to any particular article, section or other portion hereof and include any agreement, schedule or instrument supplementary or ancillary hereto or thereto.  The word “including”, when following a general statement or term, is not to be construed as limiting the general statement or term to any specific item or matter set forth or to similar items or matters, but rather as permitting the general statement or term to refer also to all other items or matters that could reasonably fall within its broadest possible scope.

14.

Date of Any Action

1.4
If the date on which any action is required to be taken hereunder by any Party hereto is not a business day in the place where the action is required to be taken, that action will be required to be taken on the next succeeding day which is a business day in that place.

References to Statutes

1.5
A reference to a statute includes all regulations made thereunder, all amendments to the statute or regulations in force from time to time, and every statute or regulation that supplements or supersedes such statute or regulations.

References to Persons

1.6	A reference to a Person includes any successor to that Person.

Accounting Matters

1.7
Unless otherwise stated, all accounting terms used in this Arrangement Agreement in respect of Peregrine shall have the meanings attributable thereto under Canadian GAAP and all determinations of an accounting nature in respect of Peregrine required to be made shall be made, until December 31, 2010, in accordance with Canadian GAAP consistently applied, and, thereafter, in accordance with IFRS consistently applied.

Knowledge

1.8	Each reference herein to the knowledge of a Party hereto means, unless otherwise specified, the actual knowledge of the officers and directors of such Party hereto.

Currency

1.9	Unless otherwise stated in this Plan of Arrangement, all references herein to amounts of money are expressed in lawful money of Canada.

Schedules

1.10	The following are the schedules attached to and incorporated in this Agreement by reference and deemed to be part hereof:

15.

Schedule A	-	Plan of Arrangement under Section 192 of the Business Corporations Act (Canada)
Schedule B	-	Stillwater Subsidiaries
Schedule C	-	Peregrine Subsidiaries
Schedule D	-	Material Property

ARTICLE 2
THE ARRANGEMENT

Plan of Arrangement

2.1	The Parties hereto agree to effect the Arrangement under the CBCA pursuant to the terms and conditions set out in this Agreement and the Plan of Arrangement.

Effective Date

2.2	The Arrangement shall become effective at the Effective Time on the Effective Date.

Interim Order

2.3
As soon as is reasonably practicable after the date of execution of this Agreement, Peregrine shall file, proceed with and diligently prosecute an application to the Court for the Interim Order which shall request that the Interim Order provide:

(a)	for the class of Persons to whom notice is to be provided in respect of the Arrangement and for the Peregrine Meeting and for the manner in which such notice is to be provided;

(b)
that the only requisite approval required for the Arrangement Resolution shall be 66 2/3% of the votes cast, in person or by proxy, on the Arrangement Resolution by Peregrine Shareholders at the Peregrine Meeting (the “Peregrine Shareholder Approval”);

(c)	for the grant of Dissent Rights as contemplated in the Plan of Arrangement;

(d)
that, in all other respects, the terms, restrictions and conditions of the articles and by-laws of Peregrine, including the quorum requirement and other matters, shall apply in respect of the Peregrine Meeting;

(e)	for notice requirements with respect to the presentation of the application to the Court for the Final Order;

(f)	that the Peregrine Meeting may be adjourned or postponed from time to time by Peregrine without the need for any additional approval of the Court; and

16.

(g)	that the record date for Peregrine Shareholders entitled to notice of, and to vote at, the Peregrine Meeting will not change in respect of any adjournment of the Peregrine Meeting.

Final Order

2.4
Subject to obtaining the approvals as contemplated by the Interim Order and as may be directed by the Court in the Interim Order, Peregrine shall forthwith take all actions necessary or desirable to submit the Arrangement to the Court and to apply to the Court for the Final Order in form and substance satisfactory to Stillwater, acting reasonably.  The notice of motion for the approval of the Final Order shall be included in the Peregrine Information Circular.

1933 Act Exemption

2.5
The Parties agree that the Arrangement will be carried out with the intention that all Stillwater Shares and Stillwater Replacement Options issued on completion of the Arrangement will be issued by Stillwater in reliance on the exemption from the registration requirements of the 1933 Act provided by Section 3(a)(10) of the 1933 Act.  In order to ensure the availability of the exemption from registration, the parties agree that the Arrangement will be carried out on the following basis:

(a)	the terms and conditions of the Arrangement will be subject to the approval of the Court;

(b)	the Court will be advised prior to the hearing for the Final Order of the intention of the parties to rely on the exemption provided by section 3(a)(10) of the 1933 Act;

(c)	Peregrine will file evidence with the Court and make argument regarding the fairness of the terms and conditions of the Arrangement, in order to satisfy the test for approval by the Court;

(d)
Peregrine will seek a declaration from or a finding of the Court that the terms and conditions of the Arrangement are procedurally and substantively fair to all those Persons to whom Stillwater securities will be issued;

(e)
Peregrine will, in accordance with the provisions of the Interim Order, ensure that Peregrine Shareholders, holders of Peregrine Options and holders of Peregrine Warrants entitled to receive securities on completion of the Arrangement will be given adequate notice advising them of their right to attend the hearing of the Court to give approval of the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(f)
the Interim Order that is sought by Peregrine to approve the meeting of Peregrine Shareholders to approve the Arrangement will state that each Peregrine Shareholder (as well as holders of Peregrine Options and Peregrine Warrants) will have the right to appear before the Court so long as they enter an appearance within a reasonable time; and

(g)	the Final Order shall include statements substantially to the following effect:

“This Order will serve as a basis of a claim to an exemption, pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that act, regarding the distribution of securities of Stillwater Mining Company pursuant to the Plan of Arrangement.”; and

“The terms and conditions of the Arrangement are procedurally and substantively fair to the securityholders of Peregrine Metals Ltd. and are hereby approved by the Court.”

17.

Closing

2.6
Unless this Agreement is terminated pursuant to the provisions hereof, Stillwater and Peregrine shall meet at the offices of Koffman Kalef LLP, 19th Floor, 885 West Georgia Street, Vancouver, British Columbia at 8:00 a.m., Vancouver time, on the Closing Date or at such other time or on such other date as they may mutually agree upon and each of them shall deliver to the other Parties hereto:

(a)
the documents required or contemplated to be delivered by it hereunder in order to complete, or necessary or reasonably requested to be delivered by it by one of the other Parties hereto in order to effect, the Arrangement and the other transactions contemplated herein, provided that each such document required to be dated the Effective Date shall be dated as of, or become effective on, the Effective Date and shall be held in escrow to be released upon the Arrangement becoming effective; and

(b)	written confirmation as to the satisfaction or waiver of all of the conditions in its favour contained in Article 5 hereof.

Articles of Arrangement

2.7
Subject to the rights of termination contained in Article 7 hereof, upon the Peregrine Shareholders approving the Arrangement in accordance with the Interim Order, Peregrine obtaining the Final Order and the other conditions contained in Article 5 hereof being complied with or waived, Peregrine shall on the Effective Date file the Articles of Arrangement, in duplicate, with the Director together with such other documents as may be required in order to effect the Arrangement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

Representations and Warranties of Stillwater

3.1
Each of the representations and warranties of Stillwater set forth in this section 3.1 is qualified and made subject to the disclosures made in the Stillwater Disclosure Letter.  Stillwater hereby represents and warrants to Peregrine as of the date hereof and acknowledges that Peregrine is relying upon these representations and warranties in connection with the Arrangement and the other transactions contemplated herein and in entering into this Agreement:

18.

(a)
Organization.  Each of Stillwater and the Stillwater Subsidiaries has been incorporated, is validly subsisting and has full corporate and legal power and authority to own its property and assets and to conduct its business as currently owned and conducted.  Stillwater is registered, licensed or otherwise qualified as an extra-provincial corporation or a foreign corporation in each jurisdiction where the nature of the business or the location or character of the property and assets owned or leased by it requires it to be so registered, licensed or otherwise qualified, other than those jurisdictions where the failure to be so registered, licensed or otherwise qualified would not have a Material Adverse Effect on Stillwater.

(b)
Authority.  Stillwater has all necessary power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by Stillwater as contemplated by this Agreement, and to perform its obligations hereunder and under such other agreements and instruments.  The execution and delivery of this Agreement by Stillwater and the completion by Stillwater of the transactions contemplated by this Agreement have been authorized by the Stillwater Board and no other corporate proceedings on the part of Stillwater are necessary to authorize this Agreement or to complete the transactions contemplated hereby.  This Agreement has been executed and delivered by Stillwater and constitutes a legal, valid and binding obligation of Stillwater, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Applicable Laws relating to or affecting creditors’ rights generally, and to general principles of equity.

(c)
Capitalization.  Stillwater is authorized to issue 200,000,000 Stillwater Shares and 1,000,000 of preferred stock, $0.01 par value.  As of June 30, 2011, there were (i) 103,056,185 Stillwater Shares outstanding; (ii) an aggregate of 9,020,968 Stillwater Shares reserved for issue pursuant to outstanding options, warrants, convertible securities and other rights to acquire Stillwater Shares; and (iii) nil preferred stock.  All outstanding Stillwater Shares have been authorized and are validly issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights.

(d)	Listing. The outstanding Stillwater Shares are listed on the NYSE.

(e)
Disclosure Filings.  (i) the Stillwater Shares are registered under Section 12 of the 1934 Act; (ii) Stillwater is a reporting issuer in the provinces of Alberta, Saskatchewan and Prince Edward Island; (iii) Stillwater is not subject to any cease trade order under Applicable Securities Laws and (iv) Stillwater is current with all material filings required to be made under United States Securities Laws and Canadian Securities Laws and has filed or furnished all reports or other documents required to be filed or furnished under United States Securities Laws and Canadian Securities Laws.

(f)
Stillwater Disclosure Documents.  The information and statements contained in the Stillwater Disclosure Documents at the respective dates of such information and statements (i) did not contain a Misrepresentation and did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and (ii) complied, in all material respects, with United States Securities Laws and Canadian Securities Laws, except where such non-compliance has not had, and would not reasonably be expected to have, a Material Adverse Effect on Stillwater.  Stillwater has not filed any confidential material change or other report or other document with any Securities Authority or stock exchange which at the date hereof remains confidential.

19.

(g)	Absence of Certain Changes or Events. Since December 31, 2010, through to the date hereof, there has not occurred a Material Adverse Change with respect to Stillwater.

(h)
Financial Statements.  The financial statements of Stillwater forming part of the Stillwater Disclosure Documents have been prepared in accordance with United States Generally Accepted Accounting Principles consistently applied and fairly present in all material respects the consolidated financial condition of Stillwater at the respective dates indicated therein and the results of operations of Stillwater for the periods covered therein on a consolidated basis.

(i)
No Conflict or Violation.  Subject to receipt of the approvals set out in subsection 3.1(n) hereof, the execution and delivery of this Agreement and the completion of the Arrangement do not, and will not, result in a violation, contravention or breach of, require any consent to be obtained under or give rise to any termination rights under any provision of:

(i)	the certificate of incorporation of Stillwater;

(ii)	any Applicable Law; or

(iii)	any contract, agreement, license or permit to which Stillwater is bound or is subject to or of which Stillwater is the beneficiary;

which would, individually or in the aggregate, have a Material Adverse Effect on Stillwater.

(j)
Compliance with Laws.  Stillwater and the Stillwater Subsidiaries have complied with all Applicable Laws, orders, judgments and decrees other than any non-compliance which would, individually or in the aggregate, not have a Material Adverse Effect on Stillwater.

(k)
Litigation.  There are no claims, actions, suits, proceedings or investigations commenced or, to the knowledge of Stillwater, threatened or contemplated, against or affecting Stillwater or the Stillwater Subsidiaries or affecting any of their respective properties or assets before any Governmental Entity or before or by any Person or before any arbitrator of any kind which, individually or in the aggregate, would prevent or hinder the consummation of the Arrangement or other transactions contemplated herein or which, individually or in the aggregate, involve the possibility of any judgement or liability which could be reasonably expected to have a Material Adverse Effect on Stillwater.

(l)
No Insolvency.  Neither Stillwater nor the Stillwater Subsidiaries is insolvent within the meaning of applicable bankruptcy, insolvency or fraudulent conveyance laws.  No act or proceeding has been taken by or against Stillwater or any of the Stillwater Subsidiaries in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of Stillwater or any of the Stillwater Subsidiaries or the appointment of a trustee, receiver, manager or other administrator of Stillwater or any of the Stillwater Subsidiaries or any of their respective properties or assets.  None of Stillwater or the Stillwater Subsidiaries has sought protection under Title 11 of the United States Code.

20.

(m)
Books and Records.  The corporate records and minute books of each of Stillwater and the Stillwater Subsidiaries have been maintained in accordance with all Applicable Laws and are complete and accurate in all material respects, except where such incompleteness or inaccuracy would not have a Material Adverse Effect on Stillwater.  Financial books and records and accounts of each of Stillwater and the Stillwater Subsidiaries in all material respects (i) have been maintained in accordance with good business practices on a basis consistent with prior years and past practice, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and acquisitions and dispositions of property or assets of each of Stillwater and the Stillwater Subsidiaries, and (iii) accurately and fairly reflect the basis for the consolidated financial statements of Stillwater.

(n)
Consents.  No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity is required to be obtained by Stillwater in connection with the execution and delivery of this Agreement or the consummation by Stillwater of the Arrangement other than:

(i)	any approvals required by the Interim Order;

(ii)
the approval of the NYSE to list the Stillwater Shares issuable to Peregrine Shareholders pursuant to the Plan of Arrangement or issuable upon the exercise or conversion of Peregrine Convertible Securities or Peregrine Options (or other Stillwater securities issued in exchange therefor) and any filings or approvals required under the CBCA or under Applicable Securities Laws;

(iii)	any approvals required by the Final Order;

(iv)	compliance with, and any approvals or clearances required or deemed desirable by Stillwater, acting reasonably, under the Competition Act and the ICA; and

(v)
any other consents, approvals, orders, authorizations, declarations or filings of or with a Governmental Entity which, if not obtained, individually or in the aggregate, would not, and either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Stillwater or a material impact on the ability of Stillwater to complete the Arrangement and other transactions contemplated herein.

(o)	Stillwater Shares. The Stillwater Shares to be issued to Peregrine Shareholders pursuant to the Plan of Arrangement will, upon issue, be issued as fully paid and non-assessable shares of Stillwater.

(p)	Peregrine Shares. Stillwater owns, directly or indirectly, or exercises control or direction over nil Peregrine Shares.

21.

(q)	Investment Company. To the knowledge of Stillwater, Stillwater is not an “investment company”, as defined under the 1940 Act.

(r)
Shareholder Approval.  No vote or approval of the holders of Stillwater Shares or the holder of any other securities of Stillwater is necessary to approve this Agreement, the Arrangement or the other transactions contemplated herein.

Representations and Warranties of Peregrine

3.2
Each of the representations and warranties of Peregrine set forth in this section 3.2 is qualified and made subject to the disclosures made in the Peregrine Disclosure Letter.  Peregrine hereby represents and warrants to Stillwater as follows as of the date hereof and acknowledge that Stillwater is relying upon such representations and warranties in connection with the Arrangement and the other transactions contemplated herein and in entering into this Agreement:

(a)
Organization of Peregrine.  Each of Peregrine and the Peregrine Subsidiaries has been incorporated, is subsisting and has full corporate and legal power and authority to own its property and assets and to conduct its business as currently owned and conducted.  Each of Peregrine and the Peregrine Subsidiaries is registered, licensed or otherwise qualified as a corporation, an extra-provincial corporation, a foreign corporation or, in the case of Peregrine Argentina, a sociedad anónima, in each jurisdiction where the nature of the business or the location or character of the property and assets owned or leased by it requires it to be so registered, licensed or otherwise qualified, other than those jurisdictions where the failure to be so registered, licensed or otherwise qualified would not have a Material Adverse Effect on Peregrine or on the Material Property.  All of the outstanding shares of the Peregrine Subsidiaries are beneficially owned, directly or indirectly, by Peregrine.  Except pursuant to restrictions on transfer contained in the articles or by-laws (or their equivalent) of the Peregrine Subsidiaries, the outstanding shares of the Peregrine Subsidiaries are beneficially owned by Peregrine free and clear of any Encumbrance and all such outstanding shares are outstanding as fully paid and non-assessable shares.  Except pursuant to this Agreement and the transactions contemplated hereby, there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any issued or unissued securities of, or interest in, the Peregrine Subsidiaries from Peregrine.

(b)
Authority.  Peregrine has all necessary power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by Peregrine as contemplated by this Agreement, and to perform its respective obligations hereunder and under such other agreements and instruments.  The execution and delivery of this Agreement by Peregrine and the completion by Peregrine of the transactions contemplated by this Agreement have been authorized by the directors of Peregrine and no other corporate proceedings on the part of Peregrine are necessary to authorize this Agreement or to complete the transactions contemplated hereby.  This Agreement has been executed and delivered by Peregrine and constitutes a legal, valid and binding obligation of Peregrine, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Applicable Laws relating to or affecting creditors’ rights generally, and to general principles of equity.

22.

(c)
Capitalization.  Peregrine is authorized to issue an unlimited number of Peregrine Shares.  As of the date of this Agreement, there were (i) 118,033,855 Peregrine Shares outstanding, (ii) Peregrine Options to acquire an aggregate of 18,653,000 Peregrine Shares outstanding, and (iii) 11,833,400 Peregrine Shares reserved for issue under the outstanding Peregrine Convertible Securities.  All outstanding Peregrine Shares have been authorized and are issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights.

(d)
Options to Purchase Shares.  Except as disclosed in the Peregrine Disclosure Letter or as contemplated in this Agreement, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating Peregrine or the Peregrine Subsidiaries to issue or sell any shares of Peregrine or the Peregrine Subsidiaries or any securities or obligations of any kind convertible into or exchangeable or exercisable for any shares of Peregrine or the Peregrine Subsidiaries.  As of the date hereof, there are no outstanding bonds, debentures or other evidences of indebtedness of Peregrine or the Peregrine Subsidiaries having the right to vote with the Peregrine Shareholders on any matter.  There are no outstanding contractual obligations of Peregrine or the Peregrine Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Peregrine Shares or with respect to the voting or disposition of any outstanding Peregrine Shares.  On the Effective Date:

(i)
Each Peregrine Option outstanding immediately prior to the Effective Time, whether vested or not, shall be exchanged for a fully-vested option granted by Stillwater (each a “Stillwater Replacement Option” and collectively the “Stillwater Replacement Options”) to acquire that number of Stillwater Shares equal to the product of (A) the number of Peregrine Shares subject to the Peregrine Option immediately before the Effective Time and (B) the Option Exchange Ratio.  The exercise price per Stillwater Share subject to any Stillwater Replacement Option shall be equal to the quotient of (A) the exercise price per Peregrine Share subject to such Peregrine Option immediately before the Effective Time divided by (B) the Option Exchange Ratio.  Except as set out above, the terms of each Stillwater Replacement Option will be the same as the Peregrine Option exchanged therefor, but the expiry date shall be the same as if the holder of the Peregrine Options had not ceased to be employed by Peregrine.

(ii)
The Peregrine Warrants, if outstanding immediately prior to the Effective Time, will remain outstanding in accordance with their terms and will entitle the holder thereof to receive, upon exercise in accordance with the terms thereof, in lieu of the number of Peregrine Shares otherwise issuable upon exercise thereof, the Cash Consideration and the Share Consideration which the holder would have been entitled to receive as a result of the Arrangement and the other transactions contemplated herein if, immediately prior to the Effective Time, such holder had been the registered holder of the number of Peregrine Shares to which such holder was entitled upon such exercise.

23.

(e)	Listing. The outstanding Peregrine Shares are listed on the TSX under the symbol “PGM”.

(f)
Disclosure Filings.  Peregrine (i) is a reporting issuer in each of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland, (ii) is not subject to any cease trade order under Applicable Securities Laws and (iii) is current with all material filings required to be made under Applicable Securities Laws.

(g)
Peregrine Disclosure Documents.  The information and statements contained in the Peregrine Disclosure Documents at the respective dates of such information and statements (i) did not contain a Misrepresentation and did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and (ii) complied, in all material respects, with Applicable Securities Laws, except where such non-compliance has not had, and would not reasonably be expected to have, a Material Adverse Effect on Peregrine.  Peregrine has not filed any confidential material change, confidential treatment requests or other report or other document with any Securities Authority or stock exchange which at the date hereof remains confidential.  None of the Peregrine Subsidiaries is required to file any reports or other documents with any of the Securities Authorities or the TSX.

(h)	Absence of Certain Changes or Events. Since December 31, 2010:

(i)	each of Peregrine and the Peregrine Subsidiaries has conducted its business only in the ordinary and regular course of business consistent with past practice;

(ii)	Peregrine, on a consolidated basis, has not incurred or suffered a Material Adverse Change;

(iii)	there has not been any acquisition or sale by Peregrine of any interest in any of the Peregrine Subsidiaries or any material property or assets;

(iv)
there has not been any incurrence, assumption or guarantee by Peregrine or the Peregrine Subsidiaries of any debt for borrowed money, any creation or assumption by Peregrine or any of the Peregrine Subsidiaries of any Encumbrance, any making by Peregrine or any of the Peregrine Subsidiaries of any loan, advance or capital contribution to or investment in any other Person;

(v)	except for the recent transition to IFRS, Peregrine has not effected any material change in its accounting methods, principles or practices;

(vi)	Peregrine has not declared or paid any dividends or made any other distributions on any of the Peregrine Shares;

24.

(vii)	Peregrine has not effected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding Peregrine Shares;

(viii)
other than in the ordinary and regular course of business consistent with past practice, there has not been any material increase in or modification of the compensation payable to or to become payable by Peregrine or any of the Peregrine Subsidiaries to any of their respective directors, officers, employees or consultants or any grant to any such director, officer, employee or consultant of any increase in severance or termination pay or any increase or modification of any bonus, pension, insurance or benefit arrangement (including, without limitation, the granting of Peregrine Options pursuant to the Peregrine Stock Option Plan) to, for or with any of such directors, officers, employees or consultants; and

(ix)
none of Peregrine or the Peregrine Subsidiaries has adopted any, or materially amended any, collective bargaining agreement, bonus, pension, profit sharing, stock purchase, stock option or other benefit plan.

(i)
Financial Statements.  The financial statements of Peregrine forming part of the Peregrine Disclosure Documents have been prepared in accordance with Canadian GAAP or, in the case of financial statements of Peregrine prepared for periods subsequent to December 31, 2010, in accordance with IFRS, consistently applied and fairly present in all material respects the consolidated financial condition of Peregrine at the respective dates indicated therein and the results of operations of Peregrine for the periods covered therein on a consolidated basis.  Peregrine does not have any liability or obligation (including, without limitation, liabilities or obligations to fund any operations or work or exploration program, to give any guarantees or for Taxes), whether accrued, absolute, contingent or otherwise, not reflected in the unaudited consolidated financial statements of Peregrine for the period ended March 31, 2011, except liabilities and obligations incurred in the ordinary and regular course of business or which liabilities or obligations do not in the aggregate exceed $100,000.  There are reasonable grounds for believing that (i) Peregrine is able to pay its liabilities as they become due and (ii) the realizable value of the property and assets of Peregrine are not less than the aggregate of the liabilities thereof and the stated capital of all classes of shares thereof.

(j)
No Conflict or Violation.  Subject to receipt of the approvals set out in subsection 3.2(y) hereof, the execution and delivery of this Agreement and the completion of the Arrangement and the other transactions contemplated herein do not and will not:

(i)	result in a violation, contravention or breach of, require any consent to be obtained under or give rise to any termination rights under any provision of:

A.	the articles or by-laws of Peregrine or any of the Peregrine Subsidiaries,

B.	any Applicable Law, or

25.

C.	any contract, agreement or Permit to which Peregrine or any of the Peregrine Subsidiaries is bound or is subject to or of which Peregrine or any of the Peregrine Subsidiaries is the beneficiary;

that would, individually or in the aggregate, have a Material Adverse Effect on Peregrine on a consolidated basis,

(ii)
give rise to any right of termination or acceleration of indebtedness, or cause any indebtedness owing by Peregrine or any of the Peregrine Subsidiaries to come due before its stated maturity or cause any available credit to cease to be available which would, individually or in the aggregate, have a Material Adverse Effect on Peregrine;

(iii)
result in the imposition of any Encumbrance upon any of the property or assets of Peregrine or any of the Peregrine Subsidiaries or restrict, hinder, impair or limit the ability of Peregrine or any of the Peregrine Subsidiaries to conduct the business of Peregrine or the Peregrine Subsidiaries as and where it is now being conducted which would, individually or in the aggregate, have a Material Adverse Effect on Peregrine; or

(iv)
result in any material, individually or in the aggregate, payment (including severance, unemployment compensation, “golden parachute”, bonus or otherwise) becoming due to any director, officer or employee of Peregrine or any of the Peregrine Subsidiaries or increase any benefits otherwise payable under any pension or benefits plan of Peregrine or any of the Peregrine Subsidiaries or result in the acceleration of the time of payment or vesting of any such benefits.

(k)
No Contracts or Commitments.  There are no agreements, covenants, undertakings or other commitments of or on behalf of Peregrine or any of the Peregrine Subsidiaries under which the completion of the Arrangement or other transactions contemplated herein would:

(i)	have the effect of imposing restrictions or obligations on Peregrine or any of the Peregrine Subsidiaries;

(ii)	give a third party a right to terminate any permit with respect to the Material Property; or

(iii)	impose restrictions on the ability of Peregrine or any of the Peregrine Subsidiaries to pay any dividends or make other distributions to its shareholders.

(l)
No Brokers.  Other than the fees payable to the Financial Advisor in connection with the Fairness Opinion, Peregrine has not agreed to pay any brokerage fees, finder’s fees, financial advisory fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or the Arrangement or the Pre-Acquisition Reorganization contemplated herein.

26.

(m)	Compliance with Laws. Except where the non-compliance with any of the following would, either individually or in the aggregate, not have a Material Adverse Effect on Peregrine:

(i)
each of Peregrine and the Peregrine Subsidiaries has complied with all Applicable Laws, orders, judgments and decrees.  Without limiting the generality of the foregoing, all outstanding securities of Peregrine and each of the Peregrine Subsidiaries (including the Peregrine Shares, the Peregrine Convertible Securities and the Peregrine Options) have been issued in compliance, in all material respects, with all Applicable Securities Laws and all securities of Peregrine to be issued upon exercise of any Peregrine Convertible Securities or Peregrine Options will be issued in compliance with all Applicable Securities Laws;

(ii)
Peregrine Argentina has fully complied, with all Applicable Laws regulating Argentine foreign exchange obligations, including obligations relating to (a) any inflow or outflow of funds from or to Argentina, (b) financings received from non-Argentine counterparties, (c) purchase of foreign currency or US-Dollar denominated securities in the Argentine foreign exchange market, (d) capital contributions and irrevocable capital contributions, (e) import of goods, and (f) reporting requirements;

(iii)
all information required to be provided to any Governmental Entity (including without limitation the Central Bank of the Republic of Argentina) has been provided by Peregrine and the Peregrine Subsidiaries within the requisite period or within a permitted extension of such period and is complete and accurate, without any omissions or mistakes; and

(iv)
all obligations under the Applicable Laws with respect to the Employees, and former employees of Peregrine Argentina (including without limitation, the maintenance of labor risk and life insurance policies), have always been complied with and (i) to Peregrine’s knowledge, no circumstances have arisen under which the Employees, or former employees of Peregrine Argentina, would be entitled to damages or other form of compensation, and (ii) no Employee or former employee of Peregrine Argentina has or, to Peregrine’s knowledge, is likely to have any claim against Peregrine Argentina. Peregrine Argentina has not paid to the Employees or former employees of Peregrine Argentina unregistered salary, wages, extraordinary compensation, bonus, or any other amount, remunerative or non-remunerative.

(n)
Litigation.  There are no claims, actions, suits, proceedings or investigations commenced or, to the knowledge of Peregrine, threatened or contemplated, against or affecting Peregrine or any of the Peregrine Subsidiaries or affecting any of their respective properties or assets before any Governmental Entity or before or by any Person or before any arbitrator of any kind which, individually or in the aggregate, would prevent or hinder the consummation of the Arrangement or other transactions contemplated herein or which, individually or in the aggregate, involve the possibility of any judgement or liability which could be reasonably expected to have a Material Adverse Effect on Peregrine.  To the knowledge of Peregrine, there is no pending or threatened claim against Peregrine or any of the Peregrine Subsidiaries which affects the property or assets of Peregrine.  None of Peregrine nor any of the Peregrine Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction or decree that involves or may involve, or restricts or may restrict, the right or ability of Peregrine or any of the Peregrine Subsidiaries to conduct its business in all material respects as it has been carried on prior to the date hereof, or that would or could materially impede the completion of the Arrangement or other transactions contemplated by this Agreement, except to the extent any such matter would not have a Material Adverse Effect on Peregrine.

27.

(o)
No Insolvency.  No act or proceeding has been taken by or against Peregrine or any of the Peregrine Subsidiaries in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of Peregrine or any of the Peregrine Subsidiaries nor, to the knowledge of Peregrine, is any threatened, or the appointment of a trustee, receiver, manager or other administrator of Peregrine or any of the Peregrine Subsidiaries or any of their respective properties or assets.  None of Peregrine or any of the Peregrine Subsidiaries has sought protection under the Bankruptcy and Insolvency Act (Canada) or the Company Creditors Arrangement Act (Canada) or Law No. 24,522, as amended, of Argentina.

(p)
Books and Records.  The corporate records and minute books of each of Peregrine and the Peregrine Subsidiaries have been maintained in accordance with all Applicable Laws and are complete and accurate in all material respects, except where such incompleteness or inaccuracy would not have a Material Adverse Effect on Peregrine or the Peregrine Subsidiaries.  Financial books and records and accounts of each of Peregrine and the Peregrine Subsidiaries in all material respects (i) have been maintained in accordance with good business practices on a basis consistent with prior years and past practice, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and acquisitions and dispositions of property or assets of each of Peregrine and the Peregrine Subsidiaries, and (iii) accurately and fairly reflect the basis for the consolidated financial statements of Peregrine.  All of the directors and officers of Peregrine are listed in the Peregrine Disclosure Letter.

(q)	Material Property. With respect to the Material Property:

(i)
the Material Property is accurately described in schedule D attached hereto, there are no mineral claims or other rights comprising the Material Property or any portion thereof which are not set out in schedule D attached hereto and each of the concessions set out in schedule D hereto are in good standing and in full force and effect;

(ii)
no Person has any agreement, option, right of first refusal or right, title or interest or right capable of becoming an agreement, option, right of first refusal or right, title or interest, in or to the Material Property or the Mineral Rights;

28.

(iii)	Peregrine has all necessary corporate power to own the Material Property;

(iv)
Peregrine has a 100% legal and beneficial good, valid and exclusive ownership right, title and interest in and to the Material Property and actual and exclusive possession of, the concessions relating to the Material Property, free and clear of all Encumbrances save and except for any unregistered encumbrances in favour of utility companies;

(v)
neither the Material Property nor any minerals or product derived from the Material Property or the Mineral Rights, are subject to or bound by any royalty, royalty interest or similar payment or interest, whether registered or unregistered, and neither Peregrine nor any of the Peregrine Subsidiaries has granted any royalty, royalty interest or similar payment or interest in or affecting any of the Material Property or the Mineral Rights;

(vi)
neither Peregrine nor any of the Peregrine Subsidiaries has received notice of any breach of any Applicable Law in respect of its conduct on or under the Material Property which could have a Material Adverse Effect on the Material Property; and

(vii)
Peregrine owns, possesses or has obtained, and is in compliance with, all Applicable Laws and all necessary licenses, registrations, permits, certificates, mining conventions, consents, orders, grants and other qualifications and authorizations, including the Mineral Rights, necessary to conduct its business on the Material Property or to which the Material Property is subject, including, but not limited to, for the exploration of the Material Property, except where such non-compliance, either individually or in the aggregate, does not, and will not, have a Material Adverse Effect on Peregrine.

(r)
Records and Data.  Peregrine has delivered to Stillwater, or provided Stillwater with access to, all Records and Data and material information in its possession or the possession of the Peregrine Subsidiaries or under the control of Peregrine or any of the Peregrine Subsidiaries relating to the Material Property and its mineral potential and relating to access rights to the Material Property.

(s)
Mineral Resources.  The most recent estimated measured, indicated and inferred mineral resources of Peregrine disclosed in the Peregrine Disclosure Documents have been prepared and disclosed in all material respects in accordance with all Applicable Laws.  There has been no material reduction in the aggregate amount of estimated mineral resources of Peregrine and the Peregrine Subsidiaries from the amounts disclosed publicly by Peregrine.  The methods used in estimating the mineral resources, if any, of Peregrine and the Peregrine Subsidiaries, are in accordance with accepted mineral resource estimation practices.  Peregrine has duly filed, in compliance with Applicable Laws all reports required by NI 43-101 to be filed and all such reports comply with the requirements of NI 43-101.

(t)	Operational Matters. Except as would not have a Material Adverse Effect on Peregrine:

29.

(i)
all rentals, payments and obligations (including by way of fees for mineral concessions), royalties, overriding royalty interests and other payments due or payable on or prior to the date hereof under or with respect to the direct or indirect assets of Peregrine and the Peregrine Subsidiaries have been properly and timely paid;

(ii)
all material costs, expenses and liabilities payable on or prior to the date hereof under the terms of any contracts and agreements to which Peregrine or any of the Peregrine Subsidiaries is directly or indirectly bound have been properly and timely paid, except such expenses that are being currently paid prior to delinquency in the ordinary course of business;

(iii)
the mineral deposits located in the Material Property are under valid, subsisting and enforceable title documents or other recognized and enforceable agreements or instruments, sufficient to permit Peregrine to explore the minerals relating thereto, all such property, leases or claims and all property, leases or claims in which Peregrine or any of the Peregrine Subsidiaries has any interest or right have been validly located and recorded in accordance with all Applicable Laws and are valid and subsisting. Peregrine has, or has applied for, as the case may be, all necessary surface rights, access rights and other rights and interests, including the Mineral Rights, necessary to carry on the business of Peregrine and the Peregrine Subsidiaries on the Material Property as currently conducted and to permit Peregrine and the Peregrine Subsidiaries to access the Material Property to which their Mineral Rights relate, and granting Peregrine the right and ability to explore for minerals, ore and metals for development purposes, with only such exceptions as do not materially interfere with the use made by Peregrine of the rights or interests so held and each of the proprietary interests or rights and each of the documents, agreements and instruments and obligations relating thereto referred to above is currently in good standing in the name of Peregrine or the Peregrine Subsidiaries.  None of Peregrine or the Peregrine Subsidiaries knows of any claim or the basis for any claim that might or could adversely affect the right thereof to use or otherwise exploit such surface rights;

(iv)	all exploration activities have been undertaken in accordance with good exploration practices and in compliance with all Applicable Laws; and

(v)
each of Peregrine and the Peregrine Subsidiaries has all Permits, all of which are in full force and effect, and each of them is in compliance with such Permits. Neither Peregrine nor any of the Peregrine Subsidiaries has received oral or written notice relating to the revocation, cancellation expropriation or modification of any Permit.

(u)	Environmental. Except for any matters that, individually or in the aggregate, would not have a Material Adverse Effect on Peregrine:

30.

(i)	all facilities and operations of Peregrine and the Peregrine Subsidiaries have been conducted, and are now, in compliance with all Environmental Laws;

(ii)
the Material Property has not been used to generate, manufacture, refine, treat, recycle, transport, store, handle, dispose, transfer, produce or process Hazardous Substances, except in compliance in all material respects with all Environmental Laws, neither Peregrine nor any of the Peregrine Subsidiaries has caused or permitted the release of any Hazardous Substances at, in, on, under or from the Material Property, except in compliance with all Environmental Laws; all Hazardous Substances handled, recycled, disposed of, treated or stored on or off site of Material Property have been handled, recycled, disposed of, treated and stored in material compliance with all Environmental Laws and to the knowledge of Peregrine, there are no Hazardous Substances at, in, on, under or migrating from the Material Property except in material compliance with all Environmental Laws;

(iii)
Peregrine and the Peregrine Subsidiaries are in possession of all Environmental Approvals (all of which are being complied with in all material respects) required to own, lease, operate, develop and exploit the Material Property and to conduct its business as it is now being conducted;

(iv)
no environmental, reclamation or abandonment obligation or work orders or clean up or remediation orders or other liabilities presently exist with respect to any portion of the Material Property and, to the knowledge of Peregrine and the Peregrine Subsidiaries, there is no basis for any such obligations or liabilities to arise in the future as a result of any activity on the Material Property;

(v)
to the knowledge of Peregrine and the Peregrine Subsidiaries, there are no actual changes in the status, terms or conditions of any Environmental Approvals now held by Peregrine or any of the Peregrine Subsidiaries or any renewal, modification, revocation, reassurance, alteration, transfer or amendment of any such Environmental Approval, or any review by, or approval of, any Governmental Entity of such Environmental Approvals that are required in connection with the execution or delivery of this Agreement, the completion of the Arrangement or the other transactions contemplated herein or the continuation of the business of Peregrine and the Peregrine Subsidiaries following the Effective Date; and

(vi)
neither Peregrine nor any of the Peregrine Subsidiaries has received from any Person or Governmental Entity any notice, formal or informal, of any proceeding, action or other claim, liability or potential liability arising under any Environmental Law that is pending.

(v)	Tax Matters.

(i)
All Tax Returns required by Applicable Laws to be filed with or provided to any Governmental Entity by, or on behalf of, Peregrine and each of the Peregrine Subsidiaries have been filed when due in accordance with all Applicable Laws, and all such Tax Returns were true and complete in all material respects. Peregrine and each of the Peregrine Subsidiaries has timely paid, collected, withheld or remitted all material amounts of Taxes due and payable by Peregrine and each of the Peregrine Subsidiaries including all instalments on account of material amounts of Taxes for the current year that are due and payable by Peregrine and each of the Peregrine Subsidiaries whether or not assessed (or reassessed) by the appropriate Governmental Entity.  The most recent financial statements for Peregrine and each of the Peregrine Subsidiaries reflect an adequate reserve, in accordance with Canadian GAAP, for all material amounts of Taxes which are not yet due and payable in respect of periods ending on or prior to the date of such financial statements and Peregrine and each of the Peregrine Subsidiaries has made adequate provision in accordance with Canadian GAAP in their books and records for any material amounts of Taxes accruing in respect of any period which has ended subsequent to the period covered by such financial statements.  No deficiencies for any material amounts of Taxes have been assessed or asserted against Peregrine or any of its Subsidiaries. There are no liens for Taxes upon any of the assets or properties of that have not been paid Peregrine or any of the Peregrine Subsidiaries.

31.

(ii)
Peregrine and each of the Peregrine Subsidiaries has duly and timely deducted, collected or withheld from any amount paid or credited by it to or for the account or benefit of any person and has duly and timely remitted the same (or is properly holding for such remittance) to the appropriate Governmental Entity all material amounts of Taxes it is required by Applicable Laws to so deduct or collect and remit.

(iii)
There is no dispute or claim, including any audit, investigation, examination or proper adjustment by any Governmental Entity, actual, pending or, to the knowledge of Peregrine, threatened against Peregrine or any of the Peregrine Subsidiaries with respect to a material amount of Taxes.  Any deficiency, assessment or reassessment resulting from any completed audit on examination or concluded litigation relating to material amounts of Taxes by any Governmental Entity has been timely paid.

(iv)
Neither Peregrine nor any of the Peregrine Subsidiaries has consented to extend the time, or is the beneficiary of any extension of time, in which any Tax Return is to be filed or Tax is to be paid or remitted or in which any Tax may be assessed or collected by any Governmental Entity.

(v)
No claim has ever been made by any Governmental Entity in a jurisdiction where Peregrine or any of the Peregrine Subsidiaries do not file Tax Returns that Peregrine or such Subsidiary is or may be subject to Taxes or is required to file Tax Returns in that jurisdiction.

(vi)
No transaction or arrangement between Peregrine or any of the Peregrine Subsidiaries and any person with whom Peregrine or any of the Peregrine Subsidiaries was not dealing at arm’s length, within the meaning of the Tax Act or any other equivalent provincial, territorial, state, or foreign or other Applicable Laws, involving the acquisition, delivery, disposition or provision of property or services or the right to use property or services, has taken place for consideration that is, or is deemed to be under the Applicable Laws, other than the fair market value of such property, services or right to use property or services and each such transaction or arrangement was made on arm’s length terms and conditions.  For all transactions between Peregrine or any of the Peregrine Subsidiaries and any person with whom Peregrine or any of the Peregrine Subsidiaries was not dealing at arm’s length, Peregrine and the Peregrine Subsidiaries, as the case may be, has made or obtained records or documents that satisfy the requirements of paragraphs 247(4)(a) to (c) of the Tax Act or any equivalent provincial, territorial, state, or foreign or other Applicable Laws, and has provided all such records or documents to Stillwater.

32.

(vii)
To the knowledge of Peregrine, no circumstances exist or could reasonably be expected to arise as a result of matters existing before the Effective Date that may result in Peregrine or any of the Peregrine Subsidiaries being subject to the application of section 160 of the Tax Act or comparable provisions of any other Applicable Laws or otherwise cause Peregrine or any of the Peregrine Subsidiaries to be liable for Taxes of any other person, including, but not limited to, under Section 1.1502-6 of the U.S. Treasury Regulations promulgated under the Code (or any similar provision of state, non-U.S. or local Law), as a transferee or successor, by contract or otherwise.

(viii)
None of sections 78 or 80 to 80.04 of the Tax Act or comparable provisions of any other Applicable Laws has applied to any of Peregrine or the Peregrine Subsidiaries, and, to the knowledge of Peregrine, there are no circumstances existing which could reasonably be expected to result in the application of sections 78 or 80 to 80.04 of the Tax Act or comparable provisions of any other Applicable Laws to Peregrine or the Peregrine Subsidiaries.

(ix)
Neither Peregrine nor any of the Peregrine Subsidiaries has entered into any closing agreement or similar written or otherwise binding election, designation or arrangement with any Governmental Entity or other Governmental Entity with regard to the Tax liability of Peregrine or any of the Peregrine Subsidiaries affecting any Tax period for which the applicable statute of limitations, after giving effect to any extension or waiver thereof, has not expired.

(x)
Neither Peregrine nor any Peregrine Subsidiary is currently, or has been during the five-year period ending on the Effective Date, a “controlled foreign corporation,” as such term is defined in Section 957 of the Code or the Treasury Regulations thereunder.

(xi)
In relation to stamp duty assessable or payable by Peregrine Argentina, all documents executed by Peregrine Argentina that are subject to stamp duties under Applicable Laws have been duly stamped and no document belonging to Peregrine Argentina which is subject to ad valorem stamp duty, or other stamp duty required by Applicable Laws, is unstamped or insufficiently stamped, in each case, the failure to pay such stamp duty does not, individually or in the aggregate, have a Material Adverse Effect on Peregrine; nor has any relief from such duty been improperly obtained, nor has any event occurred as a result of which any such duty from which Peregrine Argentina has obtained relief has become payable.

33.

(xii)
Peregrine Argentina has not received any funds from any Person organized, incorporated, domiciled or located in low-tax jurisdictions (considered to be “tax havens” under Argentine tax regulations) or from any account opened or held with any bank or other person organized, incorporated, domiciled or located in such jurisdictions.

(w)	Pension and Employee Benefits.

(i)
Other than employee medical and life insurance benefits and the Peregrine Stock Option Plan, Peregrine has no employee compensation or benefit plans, agreements, policies, programs, arrangements or practices, including any pension or retirement income plans, whether written or oral, which are maintained by or binding upon Peregrine or any of the Peregrine Subsidiaries.

(ii)
The Peregrine Disclosure Letter separately sets forth all the employees of Peregrine Argentina, including for each such employee: name, job title/position, work location (identified by street address), date of commencement of employment, additional seniority recognized, fringe benefits, current compensation, vacations accrued, collective bargaining agreement, stability benefit and any other kind of arrangement (the “Employees”). Other than the Employees, Peregrine Argentina has not any other personnel employed. Peregrine Argentina (a) is not under any obligation to make any change in the remuneration or benefits of any of the Employees other than salary or wage increases in the ordinary course of business; and (b) has no outstanding loans, guarantees or other extensions of credit, to or for the benefit of any director or Employee, or immediate family member of any of the foregoing. No Employee will become entitled to receive a payment by virtue of the Arrangement or the other transactions contemplated herein. There are no amounts owing to any Employee, or to any person who has ceased to be an employee within the 3 month period prior to the date of this Agreement, other than remuneration accrued due but unpaid or business expenses due to be reimbursed, and there are no amounts owing to any consultant which should, under the terms of the relevant agreement, have been paid.

(iii)
Peregrine Argentina has verified the number and names of employees on the employees registry maintained by its contractors, and all social security taxes of the Peregrine Argentina’s contractors which are required by the Applicable Laws to be withheld or collected by such contractors have been duly withheld or collected and have been timely paid to the appropriate Governmental Entity except where the failure to verify such names, or to withhold, collect or remit such taxes would not individually or in the aggregate, have a Material Adverse Effect on Peregrine.

34.

(iv)	There is no organized labor strike, dispute, slowdown or stoppage, or collective bargaining or unfair labor practice claim pending or threatened against Peregrine or any of the Peregrine Subsidiaries

(x)	Peregrine Board Approval. The Peregrine Board has:

(i)
unanimously approved the Arrangement and the other transactions contemplated herein and authorized the entering into of this Agreement, the execution thereof, and the performance of its provisions by Peregrine;

(ii)	determined, based in part on the Fairness Opinion, that the Arrangement is fair to the Peregrine Shareholders and that the Arrangement is in the best interests of Peregrine; and

(iii)	recommended that the Peregrine Shareholders vote in favour of the Arrangement Resolution.

(y)
Consents.  No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity or other Person is required to be obtained or made by Peregrine or any of the Peregrine Subsidiaries in connection with the execution and delivery of this Agreement or the completion of the Arrangement and the other transactions contemplated herein other than:

(i)	any approvals required by the Interim Order;

(ii)	any approvals required by the Final Order;

(iii)	any filings or approvals required under the CBCA or under Applicable Securities Laws;

(iv)	compliance with and any approvals or clearances required under the Competition Act or the ICA; and

(v)
any other consents, approvals, orders, authorizations, declarations or filings of or with a Governmental Entity which, if not obtained, either individually or in the aggregate would not, and either individually or in the aggregate, could not reasonably be expected to, have a Material Adverse Effect on Peregrine or a material impact on the ability of Peregrine to complete the Arrangement and other transactions contemplated herein.

(z)
Material Contracts.  All material contracts of Peregrine or any of the Peregrine Subsidiaries are valid and binding obligations of Peregrine or a Peregrine Subsidiary and, to the knowledge of Peregrine, the valid and binding obligation of each other party thereto, none of Peregrine or any of the Peregrine Subsidiaries or, to the knowledge of Peregrine, any of the other parties thereto, is in breach or violation of, or default (in each case, with or without notice or lapse of time or both) under, any material contract and none of Peregrine or any Peregrine Subsidiary has received or given any notice of a material default under any such material contract which remains uncured and, to the knowledge of Peregrine, there exists no state of facts which after notice or lapse of time or both would constitute a default or breach of a material contract or entitle any party to terminate, accelerate, modify or call a default under, or trigger any pre-emptive rights or rights of first refusal and all material contracts have been provided to and disclosed to Stillwater.

35.

(aa)
Insurance.  Peregrine and the Peregrine Subsidiaries maintain policies of insurance in force as of the date hereof naming Peregrine and the Peregrine Subsidiaries, respectively, as an insured, in amounts and in respect of such risks as are normal and usual for companies of a similar size operating in the mining industry and such policies are in full force and effect as of the date hereof.

(bb)	Residency. Peregrine is not a non-resident of Canada for purposes of the Tax Act.

(cc)	Stillwater Shares. Peregrine does not and will not immediately before the Effective Time beneficially own, directly or indirectly, or exercise control or direction over any Stillwater Shares.

(dd)
No Option on Assets.  No Person has any agreement or option or any right or privilege capable of becoming an agreement or option for the purchase from Peregrine or any of the Peregrine Subsidiaries of any of the material properties or assets of Peregrine or the Peregrine Subsidiaries (including, without limitation, any of the Material Property) other than as described or contemplated herein.

(ee)	No Shareholder Rights Plan. Peregrine does not have any shareholder rights plan in effect.

(ff)	Place of Principal Offices. The principal offices of Peregrine are not located within the United States.

(gg)
Location of Assets and U.S. Sales.  The property and assets of Peregrine are located outside the United States and did not generate any sales in or into the United States during the most recently completed financial year of Peregrine.

(hh)	Foreign Private Issuer. As of the date hereof, Peregrine is a “foreign private issuer” within the meaning of Rule 405 under the 1933 Act.

(ii)	Investment Company. To the knowledge of Peregrine, it is not required to be registered as an “investment company” within the meaning of the 1940 Act.

(jj)
Vote Required.  The only vote or approval of the holders of the Peregrine Shares, Peregrine Options or Peregrine Convertible Securities or the holder of any other securities of Peregrine necessary to approve the Arrangement Resolution is, subject to the Interim Order, the Peregrine Shareholder Approval.

Survival of Representations and Warranties

36.

3.3
The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and shall expire and be terminated and extinguished on the Effective Date.  Any investigation by Stillwater or Peregrine and their respective advisors shall not mitigate, diminish or affect the representations and warranties contained in this Agreement.

ARTICLE 4
COVENANTS

Covenants of Peregrine

4.1
Peregrine hereby covenants and agrees with Stillwater that, prior to the Effective Date, except with the prior written consent of Stillwater or other than as expressly contemplated or permitted by this Agreement:

(a)
As soon as is reasonably practicable after the date of execution of this Agreement, Peregrine shall file, proceed with and diligently prosecute an application to the Court for the Interim Order on terms and conditions acceptable to Stillwater, acting reasonably.  Peregrine shall permit Stillwater to review and comment upon drafts of all material to be filed by Peregrine with the Court, the Director, or any securities regulatory authority in connection with the Arrangement (including the Peregrine Information Circular) prior to the service (if applicable) and/or filing of that material and give reasonable consideration to such comments. Peregrine shall name Stillwater as a respondent to the application and the motion for the Interim order and shall also provide to Stillwater on a timely basis copies of any court documents served on Peregrine or their counsel in respect of the application for the Final Order or any appeal therefrom and of any notice, whether written or oral, received by Peregrine indicating any intention to appeal the Final Order.

(b)	In a timely and expeditious manner, Peregrine shall:

(i)	forthwith carry out such terms of the Interim Order as are required thereby to be carried out by Peregrine;

(ii)
prepare, with the assistance of Stillwater, and file the Peregrine Information Circular (which shall be in a form satisfactory to Stillwater, acting reasonably), together with any other documents required by Applicable Laws, in all jurisdictions where the Peregrine Information Circular is required to be filed and mail the Peregrine Information Circular, as ordered by the Interim Order and in accordance with all Applicable Laws, in and to all jurisdictions where the Peregrine Information Circular is required to be mailed, complying in all material respects with all Applicable Laws on the date of the mailing thereof and in the form and containing the information required by all Applicable Laws, including all applicable corporate and securities legislation and requirements, and not containing any Misrepresentation, provided that Peregrine assumes no responsibility for the accuracy or completeness of any information relating to and provided by Stillwater;

37.

(iii)
subject to the terms of this Agreement, Peregrine shall (A) take all commercially reasonable lawful action to solicit proxies in favour of the Arrangement Resolution including if considered necessary or desirable by Peregrine, retaining a proxy solicitation agent acceptable to Stillwater to solicit proxies in favour of the Arrangement Resolution, (B) recommend to holders of Peregrine Shares that they vote in favour of the Arrangement Resolution, (C) not withdraw, modify, qualify or change in a manner adverse to Stillwater, or publicly state that it intends to withdraw, modify, qualify or change in a manner adverse to Stillwater such recommendation except, in each case, as expressly permitted by this Agreement;

(iv)
use reasonable best efforts to convene the Peregrine Meeting by September 30, 2011, but in any event hold the Peregrine Meeting no later than October 14, 2011, in the manner provided in the Interim Order;

(v)	provide notice to Stillwater of the Peregrine Meeting and allow representatives of Stillwater to attend the Peregrine Meeting;

(vi)	conduct the Peregrine Meeting in accordance with the Interim Order; and

(vii)
take all such actions as may be required under the CBCA in connection with the Arrangement and, to the extent required to be approved by the Peregrine Shareholders, the other transactions contemplated by this Agreement.

(c)
Peregrine will use all commercially reasonable efforts to advise Stillwater, at least on a daily basis on each of the seven Business Days prior to the date of the Peregrine Meeting, as to the aggregate tally of the proxies received by Peregrine in respect of the Arrangement Resolution.

(d)
Except as permitted in this Agreement, Peregrine shall not adjourn, postpone or cancel the Peregrine Meeting (or propose to do so), except (i) if a quorum is not present at the Peregrine Meeting, (ii) if required by Applicable Laws, (iii) if required by the Peregrine Shareholders, or (iv) if otherwise agreed upon with Stillwater in writing.

(e)
Peregrine shall provide Stillwater with a copy of any purported exercise of the Dissent Rights and written communications with any Peregrine Shareholder purportedly exercising such Dissent Rights and shall not settle or compromise any action brought by any present, former or purported holder of any of its securities in connection with the Arrangement or the other transactions contemplated by this Agreement, without the prior consent of Stillwater.

(f)
In a timely and expeditious manner, Peregrine shall prepare, (in consultation with Stillwater), and file any mutually agreed (or as otherwise required by Applicable Laws) amendments or supplements to the Peregrine Information Circular (which amendments or supplements shall be in a form satisfactory to Stillwater, acting reasonably) with respect to the Peregrine Meeting and mail such amendments or supplements, as required by the Interim Order and in accordance with all Applicable Laws, in and to all jurisdictions where such amendments or supplements are required to be mailed, complying in all material respects with all Applicable Laws on the date of the mailing thereof.

38.

(g)
Upon the request of Stillwater, Peregrine will use commercially reasonable efforts to prepare or cause to be prepared and provide to Stillwater lists of holders of all classes and series of securities of Peregrine, including a list of the Peregrine Shareholders, the holders of Peregrine Options and the holders of Peregrine Convertible Securities as well as a security position listing from each depositary of its securities, including The Canadian Depositary for Securities Limited and The Depositary Trust Company, to the extent reasonably practicable, within five Business Days after the date on which Stillwater requests such lists and will obtain and deliver to Stillwater thereafter on demand supplemental lists setting out any changes thereto, all such deliveries to be in printed form and, if available, in computer-readable format.

(h)
Subject to the approval of the Arrangement Resolution in accordance with the provisions of the Interim Order, Peregrine shall forthwith file, proceed with and diligently prosecute an application for the Final Order (and in any event within seven Business Days after such approval of the Arrangement Resolution) which application shall be in form and substance satisfactory to the Parties hereto, acting reasonably.

(i)	Peregrine shall forthwith carry out the terms of the Final Order.

(j)
Except for proxies and other non-substantive communications, Peregrine shall furnish promptly to Stillwater a copy of each notice, report, schedule or other document or communication delivered, filed or received by Peregrine in connection with this Agreement, the Arrangement and the other transactions contemplated in this Agreement, the Interim Order or the Peregrine Meeting or any other meeting at which all Peregrine Shareholders are entitled to attend relating to special business, any filings made under any Applicable Law and any dealings or communications with any Governmental Entity, Securities Authority or stock exchange in connection with, or in any way affecting, the transactions contemplated by this Agreement.

(k)
Except as otherwise provided in this Agreement, each of Peregrine and the Peregrine Subsidiaries shall conduct its business only in, not take any action except in, and maintain its facilities in, the ordinary and regular course of business consistent with past practice and it shall use its best efforts to maintain and preserve its business organization and assets.

(l)
Peregrine shall keep Stillwater fully informed as to all material decisions or actions required or required to be made with respect to the operations of the business of Peregrine, and will allow representatives of Stillwater to participate in any material decision making process with respect to any decision regarding the Material Property.  Peregrine shall grant the representatives of Stillwater access to the Material Property as Stillwater may reasonably request.

(m)
Except in connection with any Pre-Acquisition Reorganization or the Arrangement, Peregrine shall not and shall cause the Peregrine Subsidiaries not to directly or indirectly, do or permit to occur any of the following:

39.

(i)
issue, sell, or agree to issue or sell, any Peregrine Shares or any options, warrants, calls, conversion privileges or rights of any kind to acquire any Peregrine Shares, create any Encumbrance on any of the shares of the Peregrine Subsidiaries, or permit the Peregrine Subsidiaries to issue, sell, or agree to issue, sell, pledge, lease or dispose of, any shares of, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares of, the Peregrine Subsidiaries, other than (i) the issue of Peregrine Shares pursuant to the exercise of Peregrine Options and the conversion of Peregrine Convertible Securities outstanding on the date hereof in accordance with their terms as of the date hereof, or (ii) in the event the Termination Deadline extends beyond October 30, 2011, in which case Peregrine shall be entitled to issue Peregrine Shares in connection with a potential equity financing not to exceed $20 million;

(ii)
amend or propose to amend its constating documents or, except as agreed to with Stillwater, any of the terms of the Peregrine Options or the Peregrine Convertible Securities as they exist on the date hereof other than (A) providing for the “cashless exercise” of the Peregrine Options, in which case Peregrine shall provide Stillwater and its counsel with the opportunity to review and comment on such amendments; and (B) for the purpose of accelerating vesting of all Peregrine Options held by employees of Peregrine as of the date of this Agreement, and to accelerate vesting of all Peregrine Options held by officers and directors of Peregrine following the date of the Peregrine Meeting;

(iii)
split, combine or reclassify any of the shares of Peregrine or any of the Peregrine Subsidiaries or declare, set aside or pay any dividend or other distribution payable in cash, securities, property or otherwise with respect to the shares of Peregrine or any of the Peregrine Subsidiaries;

(iv)
redeem, purchase or offer to purchase any Peregrine Shares and, other than pursuant to the Peregrine Stock Option Plan, any options or obligations or rights under contracts, agreements and commitments existing as of the date hereof;

(v)
except as otherwise provided for herein, adopt any resolution or enter into any agreement providing for an amalgamation, merger, consolidation, reorganization, liquidation, dissolution or other extraordinary transaction, adopt any plan of liquidation or reorganize, amalgamate or merge with any other Person;

(vi)
sell, pledge, lease, encumber or otherwise dispose of the Material Property or any interest therein and, except as contemplated herein, sell, pledge, encumber, lease or otherwise dispose of any other material properties or assets;

(vii)	grant or enter into any agreement, written or verbal, with respect to any royalty or similar arrangement or issue any instrument having the same economic effect as a royalty on the Material Property;

40.

(viii)
except in the ordinary and regular course of business and in accordance with the Peregrine 2011 Budget (up to an amount not to exceed, in the aggregate, $4.5 million to December 31, 2011) or as required by Applicable Laws, enter into or modify in any material respect any contract, agreement, licence, franchise, Environmental Approval, lease transaction, commitment or other right or obligation or arrangement attributable to the Material Property, except with the prior written consent of Stillwater;

(ix)
abandon or fail to diligently pursue any application to renew any existing licence, permit, order, claim, authorization, consent, approval (including Environmental Approvals) or registration related to the Material Property;

(x)
make any investment in any Person except in the ordinary and regular course of business, or acquire or agree to acquire (by merger, amalgamation, acquisition of stock or assets or otherwise) any Person or any material properties or assets;

(xi)
incur any indebtedness for borrowed money or any other material liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other Person, or make any loans or advances;

(xii)	authorize, recommend, propose or agree to any release or relinquishment of any standstill agreement or of any other material contractual right;

(xiii)	enter into any hedges, swaps or other similar financial instruments or transactions;

(xiv)	enter into any agreements with its directors or officers or their respective affiliates or associates;

(xv)	change any accounting method, principle or practice except for any changes as a result of transition to IFRS or changes as required by Applicable Laws;

(xvi)
make or change any tax election, change an annual tax accounting period, adopt or change any tax accounting method, enter into any closing agreement, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment, (other than in the ordinary and regular course of business or as required by Applicable Laws); or

(xvii)	authorize, propose, permit or agree to any of the foregoing.

(n)
Peregrine shall not, and shall cause the Peregrine Subsidiaries not to, directly or indirectly, enter into new commitments of a capital expenditure nature or incur any new contingent liabilities other than (i) ordinary course expenditures including those contemplated as part of the Peregrine 2011 Budget (up to an amount not to exceed, in the aggregate, $4.5 million to December 31, 2011), (ii) expenditures required by Applicable Law, and (iii) expenditures made in connection with the Arrangement and the other transactions contemplated in this Agreement.

41.

(o)
Peregrine shall cause all monies received upon the exercise of any Peregrine Options, Peregrine Warrants or other Peregrine Convertible Securities, to be held by Peregrine in a segregated bank account and not used, distributed or disbursed by Peregrine for any purpose whatsoever.  Peregrine shall promptly notify Stillwater in writing of any exercise, conversion or surrender of Peregrine Options, Peregrine Warrants or other Peregrine Convertible Securities that occurs prior to the Effective Date. Such notice shall include full particulars of each such exercise, conversion or surrender.  Notwithstanding any of the foregoing, Peregrine shall withhold and remit to the relevant Governmental Entity any amounts necessary within the time prescribed in the Tax Act  and in compliance with Applicable Laws in respect of any exercise, conversion or surrender of Peregrine Options, Peregrine Warrants or other Peregrine Convertible Securities and in connection therewith (A) the amount necessary to satisfy Peregrine’s withholding and remitting obligations under Applicable Law shall be provided to Peregrine by the former holder of the Peregrine Options in cash, or (B) Peregrine shall issue to an agent on behalf of the former holder of the Peregrine Options such number of Peregrine Shares otherwise issuable to the holder upon such exercise, conversion or surrender as may be necessary to satisfy Peregrine’s withholding and remitting obligations under Applicable Law, which Peregrine Shares shall be sold by the agent and the proceeds of sale remitted to Peregrine on behalf of the former holder of Peregrine Options.

(p)
Peregrine shall not create any new obligations or liabilities or modify or in any manner amend any existing obligations and liabilities to pay any amount, including loan amounts, to officers, directors, employees or consultants of Peregrine or any of the Peregrine Subsidiaries, other than for salary, bonuses and directors’ fees in the ordinary course, in each case in amounts consistent with past practice, or obligations or liabilities arising in the ordinary and regular course of business prior to the Effective Time.

(q)
Peregrine shall not adopt or amend or make any contribution to any profit sharing, option, deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, trust, fund or arrangements for the benefit of employees except in the ordinary course.

(r)
Peregrine shall use reasonable best efforts, and shall cause each of the Peregrine Subsidiaries to use reasonable best efforts, to cause their respective current insurance (or reinsurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of internationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect.

(s)
Peregrine shall use reasonable best efforts, and shall cause each of the Peregrine Subsidiaries to use reasonable best efforts, (i) to preserve intact its business organizations, (ii) to not do anything or fail to do anything which could lead to a breach under any material contract, (iii) to keep available the services of its officers, employees, agents and consultants as a group, (iv) to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it, (v) to not take any action which could reasonably be expected to be prejudicial to the Material Property and (vi) to not take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at any time prior to the Effective Date if then made.

42.

(t)
Peregrine will not engage in any business, enterprise or other activity different from that carried on by it at the date of this Agreement that could reasonably be expected to have a Material Adverse Effect on Peregrine or the Peregrine Subsidiaries, or enter into any transaction or incur (except in respect of obligations or liabilities to which it is already legally subject) any material obligation, expenditure or liability other than in the ordinary and regular course of business as presently conducted.

(u)
Peregrine or any of the Peregrine Subsidiaries will furnish to Stillwater such information, in addition to the information contained in this Agreement, relating to Peregrine the Peregrine Subsidiaries and the Material Property as may reasonably be requested by Stillwater, and such information and any other information relating to Peregrine and the Peregrine Subsidiaries provided by Peregrine to Stillwater will be true and complete in all material respects and will not contain a Misrepresentation.

(v)
Peregrine shall not take any action, or refrain from taking any action (subject to reasonable best efforts), or permit any action to be taken or not taken, inconsistent with the provisions of this Agreement or that would reasonably be expected to materially impede the completion of the Arrangement or the other transactions contemplated herein or would render, or that could reasonably be expected to render, any representation or warranty made by Peregrine in this Agreement untrue or inaccurate in any material respect at any time prior to the Effective Time if then made, or that would or could have a Material Adverse Effect on Peregrine.

(w)	Peregrine will promptly notify Stillwater in writing if:

(i)	Peregrine becomes aware that any of the representations and warranties of Peregrine in this Agreement are untrue or inaccurate in any material respect;

(ii)	there has been, or is reasonably expected to be, any breach of any covenant or agreement of Peregrine contained in this Agreement; or

(iii)	there has been any Material Adverse Change in respect of Peregrine.

(x)
Peregrine will use its best efforts to cause the Significant Shareholders to enter into the Significant Shareholder Support Agreements with Stillwater within seven Business Days of the entering into of this Agreement;

(y)
Peregrine shall execute all such documents and agreements and take all such actions as are necessary or required to transfer the legal ownership interest in any Peregrine Subsidiaries currently held by Eric Friedland to Francis McAllister;

(z)
Peregrine shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and make effective as promptly as is practicable the Arrangement and the other transactions contemplated in this Agreement, including the execution and delivery of such documents as Stillwater may reasonably request, and shall use reasonable best efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings, including, but not limited to, approvals and filings under Applicable Securities Laws and submissions of information requested by Governmental Entities.

43.

(aa)
Each of Peregrine and the Peregrine Subsidiaries shall cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, resolving all disputes and audits with respect to all taxable periods relating to Taxes, and in any other matters relating to Taxes, including by maintaining and making available to Stillwater all books, records and other information of Peregrine and the Peregrine Subsidiaries related to Taxes and shall timely pay all Taxes arising before the Effective Date.

(bb)
Peregrine shall execute and deliver, or cause to be executed and delivered, such customary agreements, certificates, resolutions and other documents and instruments as may be requested by the other Parties hereto, all in form satisfactory to the other Parties hereto, acting reasonably, necessary or required in order to complete the Arrangement and the other transactions contemplated herein, including any Pre-Acquisition Reorganization, and, in the case of any such Pre-Acquisition Reorganization, such opinions as are required or are customary for such Pre-Acquisition Reorganization.

Covenants of Peregrine Regarding Non-Solicitation

4.2 (a)
Peregrine shall, and Peregrine shall direct and cause its representatives and the Peregrine Subsidiaries and their respective representatives to, immediately cease and cause to be terminated any solicitation, encouragement, activity, discussion, negotiation or process with any Person that may be ongoing with respect to any proposal that constitutes, or may reasonably be expected to constitute, an Acquisition Proposal whether or not initiated by Peregrine or any of the Peregrine Subsidiaries.  Peregrine further agrees not to release any such Person from any standstill or confidentiality agreement or provision to which such Person is a party with Peregrine or any of the Peregrine Subsidiaries and to take all required actions to enforce such standstill and confidentiality agreements and provisions.

(b)
Subject to subsection 4.2(c) hereof and section 4.3 hereof, Peregrine hereby covenants and agrees that it shall not, and Peregrine shall not authorize or permit any of the Peregrine Subsidiaries, and Peregrine shall not authorize or permit any of the representatives of Peregrine or of any of the Peregrine Subsidiaries, directly or indirectly, to:

(i)
make, solicit, initiate, encourage, entertain, promote or facilitate, including by way of furnishing information, permitting any visit to facilities or properties of Peregrine or any of the Peregrine Subsidiaries or entering into any form of agreement, written or verbal, any inquiries or the making of any proposal which does or could constitute an Acquisition Proposal or potential Acquisition Proposal;

44.

(ii)	participate, directly or indirectly, in any discussions or negotiations regarding any Acquisition Proposal or potential Acquisition Proposal;

(iii)
withdraw, modify, qualify or change in a manner adverse to Stillwater, or publicly state that it intends to withdraw, modify, qualify or change in a manner adverse to Stillwater, the approval or recommendation of the Peregrine Board of the Arrangement (it being understood that failing to affirm the approval or recommendation of the Peregrine Board of the Arrangement after an Acquisition Proposal has been publicly announced shall be considered a modification which is adverse to Stillwater for the purposes of this subsection if the Peregrine Board has not affirmed the approval or recommendation of the Arrangement on the date which is the earlier of (A) 10 calendar days after the date on which the Acquisition Proposal has been publicly announced and (B) five Business Days prior to the Peregrine Meeting);

(iv)	approve or recommend any Acquisition Proposal; or

(v)
enter into any agreement, written or verbal, related to any Acquisition Proposal or requiring Peregrine to abandon, terminate or fail to consummate the Arrangement or any other transaction contemplated herein or providing for the payment of any break, termination or other fee or expense to any Person in the event that Peregrine or any of the Peregrine Subsidiaries completes the Arrangement and the other transactions contemplated herein or any other transaction with Stillwater or the Stillwater Subsidiaries agreed to prior to the termination of this Agreement.

None of Peregrine or any Peregrine Subsidiary shall, directly or indirectly, consider, discuss, negotiate, accept, approve or recommend an Acquisition Proposal or provide information to any Person proposing an Acquisition Proposal, in each case after the date of the approval of the Arrangement by the Peregrine Shareholders.

(c)
Notwithstanding subsection 4.2(b) hereof or any other provision of this Agreement, the Peregrine Board may, prior to the approval of the Arrangement Resolution by the Peregrine Shareholders, consider and participate, directly or indirectly, in any discussions or negotiations with, or provide information to, or permit any visit to the properties or facilities of Peregrine or any of the Peregrine Subsidiaries by, any Person who has delivered a bona fide written Acquisition Proposal:

(i)	which was not solicited or encouraged after the date of this Agreement;

(ii)	did not otherwise result from a breach of this section 4.2; and

(iii)
that the Peregrine Board determines in good faith, after consultation with a Financial Advisor and outside legal counsel, is or would, if completed, reasonably be expected to constitute, a Superior Proposal;

45.

provided, however, that prior to taking any such action, Peregrine must;

(iv)	give notice to Stillwater of such Acquisition Proposal as provided in subsection 4.2(d) hereof; and

(v)
obtain a confidentiality agreement from the Person making such Acquisition Proposal that is substantively the same as the Confidentiality Agreement, and containing terms no more favourable to such Person than the Confidentiality Agreement including a standstill provision at least as stringent as that contained in the Confidentiality Agreement.

If Peregrine or any of the Peregrine Subsidiaries receives a request for material non-public information from a Person who has made an unsolicited bona fide written Acquisition Proposal and Peregrine is permitted, as contemplated under this subsection 4.2(c), to consider and participate, directly or indirectly, in any discussions or negotiations with, or provide information to, or permit any visit to the properties or facilities of Peregrine or any of the Peregrine Subsidiaries, subject to the execution by such Person of the confidentiality agreement as described above, provide such Person with such information and access; provided that Peregrine sends a copy of any such confidentiality agreement to Stillwater promptly upon its execution and Stillwater is provided with a list of, and a copy of, the information provided to such Person (if not previously provided with such information) and is immediately provided with access to similar information to which such Person is provided (if not previously provided with such access).

(d)
From and after the date of this Agreement, Peregrine shall promptly (and in any event within 24 hours) notify Stillwater, at first orally and then in writing, of any inquiry, proposal or offer relating to or constituting an Acquisition Proposal, or any request for non-public information relating to Peregrine or any of the Peregrine Subsidiaries.  Such notice shall include a description of the terms and conditions of any such proposal, inquiry or offer, the identity of the Person making such proposal, inquiry or offer and provide such other details of the proposal, inquiry or offer as Stillwater may reasonably request.  Peregrine shall keep Stillwater fully informed on a prompt basis of the status, including any change to the material terms, of any such inquiry, proposal or offer.

(e)
Nothing contained in subsection 4.2(b) above shall prohibit the Peregrine Board from taking any action prohibited by subsection 4.2(b)(iii), if the Peregrine Board determines, in good faith (after consultation with outside legal counsel) that such action or inaction is necessary for the Peregrine Board to act in a manner consistent with its fiduciary duties or Applicable Laws, provided that Peregrine may not proceed with the announcement of such decision before giving written notice of such decision to Stillwater.  The foregoing shall not relieve Peregrine from its obligation to proceed to call and hold the Peregrine Meeting and to hold a vote of the Peregrine Shareholders on the Arrangement Resolution, except in circumstances where this Agreement is terminated in accordance with the terms hereof prior to the date of the Peregrine Meeting.

(f)
Peregrine shall ensure that each of its officers and directors and the Peregrine Subsidiaries and their respective officers and directors and all advisors and representatives retained by any of them are aware of the provisions of this section 4.2, and it shall be responsible for any breach of this section 4.2 by such officers, directors, advisors or representatives.

46.

Right to Accept a Superior Proposal

4.3 (a)
If Peregrine and the Peregrine Subsidiaries have complied with section 4.2 of this Agreement with respect thereto, Peregrine may accept, approve, recommend or enter into any agreement, understanding or arrangement in respect of a Superior Proposal prior to the approval of the Arrangement Resolution by the Peregrine Shareholders and terminate this Agreement if, and only if (with the exception of a confidentiality agreement which complies with section 4.2 hereof the execution of which shall not be subject to the conditions of this section 4.3):

(i)	Peregrine has provided Stillwater with a copy of the document containing the Superior Proposal;

(ii)
five Business Days have elapsed from the later of (A) the date Stillwater received written notice (a “Superior Proposal Notice”) advising Stillwater that the Peregrine Board has resolved, subject only to compliance with this section 4.3, to accept, approve, recommend or enter into an agreement in respect of such Superior Proposal, specifying the terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal, and (B) the date Stillwater received a copy of the document containing such Superior Proposal;

(iii)
the Peregrine Board has determined in good faith (after consultation with outside legal counsel) that it is necessary for the Peregrine Board to take such action in order to discharge properly its fiduciary duties;

(iv)
such Superior Proposal does not provide for the payment of any break, termination or other fee or expense to the Person making the Superior Proposal in the event that Peregrine or any of the Peregrine Subsidiaries completes the Arrangement and the other transactions contemplated in this Agreement or any other transaction with Stillwater or the Stillwater Subsidiaries agreed to prior to the termination of this Agreement,

(v)
taking into account any revised proposal made by Stillwater since receipt of the Superior Proposal Notice, such Superior Proposal remains a Superior Proposal and the Peregrine Board has again made the determinations referred to in this subsection 4.3(a); and

(vi)	Peregrine has previously or concurrently paid or caused to be paid to Stillwater the Termination Fee payable in accordance with section 7.3 of this Agreement.

In the event that Peregrine provides Stillwater with a Superior Proposal Notice on a date that is less than five Business Days prior to the Peregrine Meeting, Peregrine shall adjourn the Peregrine Meeting to a date that is not less than five Business Days and not more than 10 Business Days after the date of receipt by Stillwater of the Superior Proposal Notice.

47.

(b)
During the five Business Day period referred to in paragraph 4.3(a)(ii) above, Stillwater shall have the right, but not the obligation, to offer to amend the terms of this Agreement.  The Peregrine Board will review any proposal by Stillwater to amend the terms of this Agreement in good faith in order to determine whether Stillwater’s amended proposal upon acceptance by Peregrine would result in such Superior Proposal ceasing to be a Superior Proposal.  If the Peregrine Board so determines, Peregrine shall enter into an amended agreement with Stillwater reflecting Stillwater’s amended proposal.  If the Peregrine Board continues to believe, in good faith and after consultation with the Financial Advisor and outside legal counsel, that such Superior Proposal remains a Superior Proposal and therefore rejects Stillwater’s amended proposal, Peregrine may, on termination of this Agreement in accordance with section 7.1 hereof and payment of the Termination Fee as required pursuant to section 7.3 hereof, accept, approve, recommend or enter into an agreement, understanding or arrangement in respect of such Superior Proposal.

(c)
Peregrine hereby acknowledges and agrees that each successive material modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of section 4.2 hereof and the requirement under paragraph 4.3(a)(ii) hereof to initiate an additional five Business Day notice period.

(d)
If the Peregrine Information Circular has been sent to the Peregrine Shareholders prior to the expiry of the five Business Day period set forth in subsection 4.3(a) hereof and, during such period, Stillwater requests in writing that the Peregrine Meeting proceed, unless otherwise ordered by the Court, Peregrine shall continue to take all reasonable actions necessary to hold the Peregrine Meeting and to cause the Arrangement to be voted on at the Peregrine Meeting provided that such obligation shall cease to apply upon termination of this Agreement in accordance with section 7.1 hereof and payment of the Termination Fee, if applicable, pursuant to section 7.3 hereof.

Covenants of Peregrine Regarding Reorganization

4.4
Subject to applicable Laws, Peregrine and the Peregrine Subsidiaries shall effect only such reorganizations of the business, operations and assets of Peregrine and the Peregrine Subsidiaries or such other transactions as Stillwater may request, acting reasonably (each a “Pre-Acquisition Reorganization”), and co-operate with Stillwater and its advisors in order to determine the nature of any Pre-Acquisition Reorganization that might be undertaken and the manner in which they might most effectively be undertaken; provided, however, that any Pre-Acquisition Reorganization: (i) will not require Peregrine to obtain the prior approval of the Peregrine Shareholders in respect of such Pre-Acquisition Reorganization other than at the Peregrine Meeting; (ii) will not impede or materially delay the completion of the Arrangement; (iii) will not result in the withdrawal or material modification of the valuation by Peregrine’ Financial Adviser; and (iv) cannot either be completed immediately prior to or contemporaneously with the Effective Time, or cannot be reversed or unwound, without materially adversely affecting Peregrine, the Peregrine Subsidiaries or the Peregrine Shareholders.  Stillwater shall provide written notice to Peregrine of any proposed Pre-Acquisition Reorganization at least ten Business Days prior to the Effective Time. Upon receipt of such notice, Stillwater and Peregrine shall, if Peregrine is required to do so pursuant to the immediately preceding sentence, work co-operatively and use commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do all such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization at least two Business Days prior to the Effective Time, or such later time as may be agreed to by Stillwater. In addition:

48.

(a)
Stillwater shall reimburse Peregrine for all direct or indirect costs and liabilities of Peregrine and its Subsidiaries, including employment costs, Taxes and liabilities as well as any costs, Taxes and liabilities that may be incurred in accordance with this Section 4.4 (including actual out-of-pocket costs and expenses for filing fees and external counsel and any costs of unwinding a Pre-Acquisition Reorganization);

(b)
any Pre-Acquisition Reorganization or required cooperation of Peregrine in structuring, planning and implementing any Pre-Acquisition Reorganization shall not unreasonably interfere in material operations prior to the Effective Time of Peregrine or any Peregrine Subsidiary (it being understood that any combination of the business, operations or assets of Peregrine or any of the Peregrine Subsidiaries with the business, operations or assets of one or more other Peregrine Subsidiaries by way of amalgamation, merger, winding-up or otherwise shall not be considered to unreasonably interfere in material operations);

(c)	unless the Parties otherwise agree, any Pre-Acquisition Reorganization shall not require any pre-approval from any Governmental Entity; and

(d)	any Pre-Acquisition Reorganization shall not require Peregrine or any Peregrine Subsidiary to contravene any applicable Laws or any material contract.

Stillwater acknowledges and agrees that the planning for and implementation of any Pre-Acquisition Reorganization shall not be considered a breach of any covenant under this Arrangement Agreement and shall not be considered in determining whether a representation or warranty of Peregrine hereunder has been breached.  Stillwater and Peregrine shall work cooperatively and use reasonable commercial efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization.

Covenants of Stillwater

4.5	Stillwater hereby covenants and agrees with Peregrine that, prior to the Effective Date:

(a)
Stillwater shall not take any action, or refrain from taking any action (subject to reasonable best efforts), or permit any action to be taken or not taken, inconsistent with the provisions of this Agreement or that would reasonably be expected to materially impede the completion of the Arrangement or the other transactions contemplated herein or would render, or that could reasonably be expected to render, any representation or warranty made by Stillwater in this Agreement untrue or inaccurate in any material respect at any time prior to the Effective Time if then made or that would or could have a Material Adverse Effect on Stillwater.

49.

(b)	Stillwater will promptly notify Peregrine in writing if:

(i)	Stillwater becomes aware that any of the representations and warranties of Stillwater in this Agreement is untrue or inaccurate in any material respect;

(ii)	there has been, or is reasonably expected to be, any breach of any covenant or agreement of Stillwater contained in this Agreement;

(iii)	there has been a Material Adverse Change in respect of Stillwater;

(iv)	if Stillwater acquires any Peregrine Shares, the number of shares acquired.

(c)
Stillwater shall use all reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as is practicable the Arrangement and the other transactions contemplated in this Agreement, including the execution and delivery of such documents as Peregrine may reasonably request, and to use reasonable best efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings, including, but not limited to, approvals and filings under United States Securities Laws and submissions of information requested by Governmental Entities.

(d)
In a timely and expeditious manner, Stillwater shall provide to Peregrine all information as may be reasonably requested by Peregrine or as required by the Interim Order or Applicable Laws with respect to Stillwater and its businesses and properties for inclusion in the Peregrine Information Circular or in any amendment or supplement to the Peregrine Information Circular that complies in all material respects with all Applicable Laws on the date of the mailing thereof and containing all Material Facts relating to Stillwater required to be disclosed in the Peregrine Information Circular and not containing any Misrepresentation with respect thereto.  Stillwater shall fully cooperate with Peregrine in the preparation of the Peregrine Information Circular and shall provide such assistance as Peregrine may reasonably request in connection therewith.

(e)	Stillwater shall not split, combine or reclassify any of the Stillwater Shares.

(f)	Stillwater shall use reasonable best efforts to preserve intact its business organizations.

(g)
Stillwater shall prepare and file with the applicable Governmental Authorities and the NYSE all necessary applications required in order to permit the issue of Stillwater Shares upon the conversion of Peregrine Convertible Securities and the exercise of Peregrine Options in accordance with the terms thereof.

(h)	Stillwater shall incorporate a direct wholly-owned subsidiary (“AcquireCo”) of Stillwater as required in order to effect the Arrangement and the requirements specified in the Plan of Arrangement.

50.

(i)
Stillwater shall, upon the Effective Date, cause to be paid to those individuals specified in the Peregrine Disclosure Letter, such severance payments as outlined in the Peregrine Disclosure Letter, in an aggregate amount not to exceed $1.5 million.

(j)
Stillwater shall take all necessary actions to cause to be deposited with the Depositary, in accordance with the Arrangement, that amount of cash that is required to be paid to the Peregrine Shareholders pursuant to the Plan of Arrangement.

ARTICLE 5
CONDITIONS PRECEDENT

Mutual Conditions Precedent of Peregrine and Stillwater

5.1
The respective obligations of Peregrine and Stillwater to complete the Arrangement shall be subject to the satisfaction, at or before the Effective Time, of the following conditions precedent, each of which may only be waived, in whole or in part, by mutual consent of Peregrine and Stillwater:

(a)
the Interim Order shall have been granted in form and substance satisfactory to the Parties hereto, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to the Parties hereto, acting reasonably, on appeal or otherwise;

(b)	the Arrangement Resolution shall have been approved by the Peregrine Shareholders at the Peregrine Meeting in accordance with the provisions of the Interim Order;

(c)
the Court shall have determined that the terms and conditions of the exchange pursuant to the Arrangement are procedurally and substantively fair to all those Persons to whom securities will be issued and the Final Order shall have been granted in form and substance satisfactory to the Parties hereto, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to the Parties hereto, acting reasonably, on appeal or otherwise;

(d)	any Pre-Acquisition Reorganization shall have been completed;

(e)
the NYSE shall have authorized the listing thereon, subject to official notice of issuance, of the Stillwater Shares to be issued pursuant to the Arrangement as of the Effective Date, or as soon as possible thereafter;

(f)
the distribution of the Stillwater Shares and any other securities of Stillwater issued in exchange for securities of Peregrine in the United States pursuant to the Arrangement shall be exempt from registration requirements under the 1933 Act and, except with respect to Persons deemed “affiliates” of Stillwater under the 1933 Act, the Stillwater Shares and any other securities of Stillwater issued in exchange for securities of Peregrine to be distributed in the United States pursuant to the Arrangement shall not be subject to resale restrictions in the United States under the 1933 Act, provided however, that the Stillwater Replacement Options and the Peregrine Convertible Securities or any Stillwater securities issued in exchange therefor may not be exercised in the United States on behalf or for the benefit of, a U.S. person (as such term is defined in Regulation S), unless registered under the 1933 Act or an exemption is available from the registration requirements of the 1933 Act and any applicable state securities laws, and the holder furnishes to Stillwater an opinion of counsel or other documentation satisfactory to Stillwater to such effect;

51.

(g)
in relation to any notification requirement under Part IX of the Competition Act or any filing under the Competition Act deemed necessary by Stillwater, acting reasonably, (a) the Commissioner of Competition (the “Commissioner”) shall have issued an advance ruling certificate pursuant to subsection 102(1) of the Competition Act with respect to the transactions contemplated by this Agreement, and such certificate shall not have been rescinded; OR (b) both of (A) any applicable waiting period, including any extension thereof, under section 123 of the Competition Act shall have expired or been terminated by the Commissioner, or any applicable obligation to provide a pre-merger notification in accordance with Part IX of the Competition Act shall have been waived in accordance with subsection 113(c) of the Competition Act, and (B) the Commissioner shall have advised  Stillwater  in writing that she does not, at that time, intend to make an application under section 92 of the Competition Act  in respect of the transactions contemplated by this Agreement and such advice is satisfactory to  Stillwater, acting reasonably, and has not been rescinded;

(h)
if the transactions contemplated by this Agreement are subject to review under the ICA,  Stillwater shall have received notice from the responsible Minister under the ICA that he is satisfied, or is deemed to be satisfied, that the transactions contemplated by this Agreement are of net benefit to Canada, on terms and conditions satisfactory to  Stillwater, acting reasonably; and

(i)	this Agreement shall not have been terminated pursuant to Article 7 hereof.

Conditions Precedent to Obligations of Peregrine

5.2
The obligation of Peregrine to complete the Arrangement is subject to the satisfaction, on or before the Effective Time, of each of the following conditions, which conditions are for the sole benefit of Peregrine and may be waived by Peregrine in whole or in part by notice in writing to Stillwater without prejudice to the rights of Peregrine to rely on any other condition:

(a)
there shall not have been any event, change, occurrence or state of facts that, either individually or in the aggregate, have or could reasonably be expected to have a Material Adverse Effect on Stillwater;

(b)
the representations and warranties made by Stillwater in this Agreement that are qualified by the expression “Material Adverse Change” or “Material Adverse Effect” shall be true and correct as of the Effective Time as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), and all other representations and warranties made by Stillwater in this Agreement shall be true and correct in all material respects as of the Effective Time as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), in either case, except where any failures or breaches of representations and warranties would not, either individually or in the aggregate, in the reasonable judgment of Peregrine, have a Material Adverse Effect on, or constitute a Material Adverse Change in respect of, Stillwater, and Stillwater shall have provided to Peregrine a certificate of two officers thereof certifying such accuracy or lack of Material Adverse Effect or Material Adverse Change on the Effective Date.  No representation or warranty made by Stillwater hereunder shall be deemed not to be true and correct if the facts or circumstances which make such representation or warranty untrue or incorrect are disclosed or referred to in the Stillwater Disclosure Letter, or provided for or stated to be exceptions under this Agreement;

52.

(c)
Stillwater shall have complied in all material respects with its covenants herein and Stillwater shall have provided to Peregrine a certificate of two officers thereof, certifying that, as of the Effective Time, it has so complied with such covenants herein;

(d)
(i) all consents, waivers, permits, exemptions, orders and approvals of, and any registrations and filings with, any Governmental Entity and the expiry of any waiting periods, in connection with, or required to permit, the completion of the Arrangement, and (ii) all third person and other consents, waivers, permits, exemptions, orders, approvals, agreements and amendments and modifications to agreements, indentures or arrangements, the failure of which to obtain or the non-expiry of which, either individually or in the aggregate would, or could reasonably be expected to have, a Material Adverse Effect on Stillwater or materially impede the completion of the Arrangement, shall have been obtained or received on terms that are reasonably satisfactory to each of Peregrine;

(e)
there shall have been no action taken under any Applicable Law or by any Governmental Entity which (i) makes it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the completion of the Arrangement, or (ii) results or could reasonably be expected to result in a judgment, order, decree or assessment of damages, directly or indirectly, relating to the Arrangement which has, or could have, a Material Adverse Effect on Stillwater, or Peregrine subsequent to the Effective Date;

(f)	the Stillwater Board shall have adopted all necessary resolutions and all other necessary corporate action shall have been taken by Stillwater to permit the consummation of the Arrangement.

Conditions Precedent to Obligations of Stillwater

5.3
The obligation of Stillwater to complete the Arrangement is subject to the satisfaction of each of the following conditions on or before the Effective Time, which conditions are for the sole benefit of Stillwater and may be waived by it in whole or in part by notice in writing to Peregrine without prejudice to the rights of Stillwater to rely on any other condition:

53.

(a)
there shall not have been any event, change, occurrence or state of facts that, either individually or in the aggregate, have or could reasonably be expected to have a Material Adverse Effect on Peregrine;

(b)
the representations and warranties made by Peregrine in this Agreement that are qualified by the expression “Material Adverse Change” or “Material Adverse Effect” shall be true and correct as of the Effective Time as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), and all other representations and warranties made by Peregrine in this Agreement that are not so qualified shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), in either case, except where any failures or breaches of representations and warranties would not, either individually or in the aggregate, in the reasonable judgment of Stillwater, have a Material Adverse Effect on, or constitute a Material Adverse Change in respect of, Peregrine, and Peregrine shall have provided to Stillwater a certificate of two officers thereof certifying such accuracy or lack of Material Adverse Effect or Material Adverse Change as at the Effective Time.  No representation or warranty made by Peregrine hereunder shall be deemed not to be true and correct if the facts or circumstances that make such representation or warranty untrue or incorrect are disclosed or referred to in the Peregrine Disclosure Letter, or provided for or stated to be exceptions under this Agreement;

(c)
Peregrine shall have complied in all material respects with their respective covenants herein and Peregrine shall have provided to Stillwater a certificate of two officers thereof certifying that, as of the Effective Time, Peregrine has so complied with their respective covenants herein;

(d)
Peregrine Shareholders holding no more than 5% of the outstanding Peregrine Shares shall have exercised their Dissent Rights (and not withdrawn such exercise) and Stillwater shall have received a certificate dated the day immediately preceding the Effective Time of two officers of Peregrine to such effect;

(e)	the Officer and Director Support Agreements and the Significant Shareholder Support Agreement, if any, shall not have been terminated;

(f)	Peregrine shall have obtained title opinions, in form and substance satisfactory to Stillwater, acting reasonably, addressed to Stillwater relating to the Material Property;

(g)
(i) all consents, waivers, permits, exemptions, orders and approvals of, and any registrations and filings with, any Governmental Entity and the expiry of any waiting periods, in connection with, or required to permit, the completion of the Arrangement, and (ii) all third person and other consents, waivers, permits, exemptions, orders, approvals, agreements and amendments, supplements and modifications to agreements, indentures or arrangements, in each case considered necessary or desirable by Stillwater, acting reasonably, shall have been obtained or received on terms that are reasonably satisfactory to Stillwater;

54.

(h)
there shall have been no action taken under any Applicable Law or by any Governmental Entity which (i) makes it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the completion of the Arrangement, or (ii) results or could reasonably be expected to result in a judgment, order, decree or assessment of damages, directly or indirectly, relating to the Arrangement which has, or could have, a Material Adverse Effect on Stillwater or the Material Property, subsequent to the Effective Date;

(i)
the Peregrine Board and the directors of each of the Peregrine Subsidiaries shall have adopted all necessary resolutions and all other necessary corporate action shall have been taken by Peregrine and the Peregrine Subsidiaries to permit, or required in connection with, the completion of the Arrangement; and

(j)
subject to the terms of this Agreement, the Peregrine Board shall not have withdrawn, modified, qualified or changed in a manner adverse to Stillwater, or publicly stated that it intends to withdraw, modify, qualify or change in a manner adverse to Stillwater its recommendation to Peregrine Shareholders that they vote in favour of the Arrangement Resolution.

Co-operation

5.4
Each of the Parties hereto will use all reasonable best efforts to satisfy each of the conditions precedent to be satisfied by it and take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable under Applicable Laws (including, for greater certainty, the Competition Act and the ICA, if applicable), to permit the completion of the Arrangement and the other transactions contemplated in this Agreement in accordance with the provisions of this Agreement and to complete and make effective the Arrangement and the other transactions contemplated in this Agreement and to co-operate with each other in connection with the foregoing.

5.5
In relation to any Competition Act filings, the Parties shall submit as promptly as practicable any filings required or deemed advisable by Stillwater, acting reasonably, in connection with the consummation of the transactions contemplated by this Agreement (with the form of any required Competition Act filing to be agreed upon by the Parties) and shall as promptly as practicable furnish any supplementary information that may be requested in connection therewith.

Each Party shall bear its own costs and expenses incurred in connection with any Competition Act filing and the provision of information, and Peregrine and Stillwater shall each bear one-half of the costs of any filing fee under the Competition Act. Subject to Applicable Laws, the Parties (or, with respect to competitively sensitive information, each of their respective outside counsel) shall have the right to review in advance all characterizations of the information relating to this Agreement and the transactions contemplated hereby that appear in any Competition Act filing. The Parties agree to respond promptly to any inquiries from the Competition Bureau concerning such filings and to comply in all material respects with the filing requirements of the Competition Act.  The Parties shall consult and cooperate with each other in connection with any investigation, review or other inquiry concerning the transactions contemplated by this Agreement commenced by the Competition Bureau and shall promptly furnish all information to the other Party that is necessary in connection with the Parties’ compliance with the Competition Act.  The Parties shall keep each other fully apprised with respect to any requests from or communications with the Competition Bureau concerning such filings and shall consult in advance with each other with respect to all responses thereto and consider any comments of the other Party in good faith.  Each party shall not participate in any meetings or material conversations with the Competition Bureau in respect of any filings, investigations or other inquiries related to the transactions contemplated by this Agreement unless it consults with the other Party in advance and to the extent permitted by the Competition Bureau, gives the other Party the reasonable opportunity to participate in such communications or meetings.

55.

Each of the Parties shall use their reasonable best efforts to take all actions reasonably necessary and appropriate in connection with any Competition Act filing to consummate the transactions contemplated hereby as soon as practicable; provided, however, that in no event will Stillwater be required to agree to any hold separate agreement, any divestiture, transfer or licensing of its or Peregrine properties, assets or businesses, or to the imposition of any limitation on the ability to conduct its businesses following closing of the transactions contemplated by this Agreement or to own or exercise control of their assets and properties following closing of the transactions contemplated by this Agreement.

5.6
Peregrine shall, and shall cause the Peregrine Subsidiaries to, use its and their reasonable best efforts to provide such cooperation as may be requested by Stillwater or its financing sources in connection with any financing conducted prior to the Effective Date, including, without limitation, using reasonable best efforts to (i) cause appropriate officers (including senior management), employees, representatives, engineers and advisors of Peregrine to be available to meet with ratings agencies, analysts, investment bankers and prospective lenders and investors in presentations, meetings, road shows and due diligence sessions, (ii) provide reasonable assistance with the preparation of any ratings presentations, information memoranda, offering memoranda or other marketing and disclosure documents and customary information in connection therewith, (iii) provide any financing sources of Stillwater with reasonable access to the properties, books and records of Peregrine and the Peregrine Subsidiaries, and execute and deliver any customary certificates, authorization letters, pledge or security documents or other customary definitive financing documents and related documents and certificates as may be reasonably requested by Stillwater or its financing sources, with such certificates, authorization letters, pledge or security documents or other customary definitive financing documents and related documents and certificates to become effective only upon completion of the Arrangement, (iv) provide Stillwater and its financing sources with selected financial information relating to net loss, capital expenditures, cash flows from operations, total assets and total debt for Peregrine and the Peregrine Subsidiaries, on a consolidated basis and a segmented basis (to the extent such segmented information is available), for and as of the end of each of the last two fiscal years of Peregrine and the Peregrine Subsidiaries, and (v) direct its independent accountants, counsel and independent engineers to provide customary and reasonable assistance to Stillwater and its financing sources, including, without limitation, in connection with providing customary comfort letters and opinions of counsel.

Notice and Cure Provisions

5.7
Each Party hereto shall give prompt notice to the other Parties hereto of the occurrence, or failure to occur, at any time from the date hereof until the Effective Date, of any event or state of facts which occurrence or failure would be likely to or could:

56.

(a)	cause any of the representations or warranties of such Party hereto contained herein to be untrue or inaccurate in any material respect between the date hereof and the Effective Date;

(b)	result in the failure to comply with or satisfy any covenant or agreement to be complied with or satisfied by such Party hereto prior to the Effective Date; or

(c)	result in the failure to satisfy any of the conditions precedent in favour of the other Parties hereto contained in section 5.1, 5.2 or 5.3 hereof, as the case may be.

Subject as herein provided, a Party hereto may elect not to complete the Arrangement pursuant to the conditions contained in section 5.1, 5.2 or 5.3 hereof in favour of such Party hereto or exercise any termination right arising therefrom; provided, however, that:

(d)
promptly and in any event prior to the Effective Date, the Party hereto intending to rely thereon has delivered a written notice to the other Parties hereto specifying in reasonable detail the breaches of covenants or untruthfulness or inaccuracy of representations and warranties or other matters which the Party hereto delivering such notice is asserting as the basis for the exercise of the termination right, as the case may be; and

(e)
if any such notice is delivered, and a Party hereto is proceeding diligently, at its own expense, to cure such matter, if such matter is susceptible to being cured, the Party hereto which has delivered such notice may not terminate this Agreement until the earlier of the Termination Deadline and the expiration of a period of 14 days from the date of delivery of such notice, provided that, if such notice has been delivered prior to the date of the Peregrine Meeting, the Peregrine Meeting shall be adjourned or postponed until the expiry of such period.

Merger of Conditions

5.8
The conditions set out in sections 5.1, 5.2 or 5.3 hereof shall be conclusively deemed to have been satisfied, fulfilled or waived upon the issue of a certificate of arrangement by the Director for the Arrangement.  Peregrine hereby acknowledges and agrees that it has no right to file the Articles of Arrangement with the Director unless such conditions have been satisfied, fulfilled or waived and Stillwater has consented in writing to such filing of the Articles of Arrangement.

Resignations

5.9
Peregrine shall obtain and deliver to Stillwater at the Effective Time evidence reasonably satisfactory to Stillwater of the resignations effective as of the Effective Time, of all of the directors and officers of Peregrine requested by Stillwater.

ARTICLE 6
TRANSITION PERIOD AND INSURANCE

Transition Period

6.1
Prior to the Effective Date, Peregrine shall use reasonable efforts to cause employees, agents and consultants of Peregrine to provide reasonable assistance at market rates with respect to the transition of operations at the Material Property for a period of six months after the Effective Date (the “Transition Period”).  At the Effective Time, Stillwater may designate such reasonable number of employees, agents and consultants of Peregrine to give effect to the foregoing, and Peregrine shall use reasonable efforts to cause such persons to provide transitional assistance to Stillwater with respect to the operations at the Material Property.

57.

Insurance

6.2
Stillwater hereby covenants and agrees that in order to maintain all current rights to indemnification or exculpation in favour of the current and former directors and officers of Peregrine provided in the articles or by-laws of Peregrine, or any agreement and any directors and officers insurance now existing in favour of the directors or officers of Peregrine, prior to the Effective Date, Peregrine may, at its expense, take all action deemed appropriate or necessary, prior to the Effective Date for the continuance (or replacement with substantially equivalent coverage from another provider) of such rights (either directly or via run-off insurance or insurance provided by an alternative provider) for a period of not less than six years after the Effective Date.

ARTICLE 7
TERMINATION AND AMENDMENT

Rights of Termination

7.1	This Agreement may be terminated at any time prior to the Effective Date:

(a)	by the mutual written consent and agreement of Peregrine and Stillwater;

(b)
by Stillwater if (i) the Peregrine Board shall have withdrawn or modified in a manner adverse to Stillwater its approval or recommendation of the Arrangement (including as contemplated by sections 4.2 and 4.3 hereof) or (ii) the Peregrine Board shall have approved or recommended an Acquisition Proposal;

(c)	by Peregrine in order to enter into a definitive written agreement with respect to a Superior Proposal, subject to compliance with section 4.3 hereof;

(d)	by Peregrine or Stillwater if the Peregrine Shareholder Approval shall not have been obtained at the Peregrine Meeting;

(e)
by Stillwater if Peregrine shall have failed to hold the Peregrine Meeting on or before October 14, 2011, for reasons other than attributable to Stillwater, unless such failure by Peregrine results from (i) delays in obtaining all required regulatory approvals that are beyond the control of Peregrine, or (ii) an adjournment or postponement of the Peregrine Meeting for not more than ten Business Days in the circumstances described in subsection 4.3(a) hereof;

(f)
by Stillwater if there is a material breach by Peregrine or any of the Peregrine Subsidiaries or any of their respective directors and executive officers of any of the covenants provided in sections 4.1, 4.2 or 4.3 hereof, in each case, prior to the Effective Date;

58.

(g)	by Peregrine if there is a material breach by Stillwater or the Stillwater Subsidiaries or any of their respective directors and executive officers of any of the covenants provided in section 4.5; or

(h)	if any of the conditions in sections 5.1, 5.2 or 5.3 hereof for the benefit of the terminating Party is not satisfied or waived in accordance with those sections.

Termination Deadline

7.2
If the Effective Date does not occur on or before the Termination Deadline, this Agreement will terminate on notice by a Party hereto to the other Parties hereto.  The right to terminate this Agreement under this section 7.2 shall not be available to any Party hereto whose action or failure to act has been a principal cause of or resulted in the failure of the Effective Date to occur on or before the Termination Deadline and such action or failure to act constitutes a breach of this Agreement.  Provided that Stillwater’s action or failure to act, in either case in breach of this Agreement, has not been a principal cause nor resulted in the failure of the Effective Date to occur on or before the Termination Deadline, Stillwater shall have the right, in its sole discretion, upon written notice to Peregrine three Business Days prior to the Termination Deadline, to extend the Termination Deadline for a period of 30 days beyond the Termination Deadline (the “Revised Termination Deadline”) and Peregrine shall be entitled to terminate this Agreement under this section 7.2 until the expiration of such Revised Termination Deadline.

Termination Fee

7.3	If:

(a)	Stillwater shall terminate this Agreement pursuant to subsection 7.1(b) hereof;

(b)	Peregrine shall terminate this Agreement pursuant to subsection 7.1(c) hereof;

(c)
either Peregrine or Stillwater shall terminate this Agreement pursuant to subsection 7.1(d) hereof in circumstances where the Arrangement Resolution has not received the required Peregrine Shareholders Approval at the Peregrine Meeting and (i) a bona fide Acquisition Proposal has been publicly announced or made by any Person other than Stillwater prior to the date of the Peregrine Meeting, and (ii) Peregrine enters into an agreement with respect to an Acquisition Proposal, or an Acquisition Proposal is completed, after the date of this Agreement and prior to the expiration of 12 months following the termination of this Agreement;

(d)	Stillwater shall terminate this Agreement pursuant to subsection 7.1(e) hereof; or

(e)	Stillwater shall terminate this Agreement pursuant to subsection 7.1(f) hereof;

then in any such case Peregrine shall pay or cause to be paid to Stillwater a termination fee (the “Termination Fee”) of $13.4 million, in immediately available funds to an account designated by Stillwater.  In the circumstances set forth in subsection 7.3(a), (b), (d) or (e) above, the Termination Fee shall be payable at the time of termination, assuming that at such time Peregrine has received sufficient cash proceeds from the exercise of the Peregrine Warrants to pay the Termination Fee and, if proceeds received from the exercise of the Peregrine Warrants are less than the Termination Fee, Peregrine will pay the Termination Fee at the time of termination in an amount equal to the aggregate proceeds received from the exercise of the Peregrine Warrants, with the remaining Termination Fee payable as additional proceeds from the exercise of Peregrine Warrants are received and, failing that, upon consummation of an Acquisition Proposal and, in the circumstances set forth in subsection 7.3(c) above, the Termination Fee shall be payable within three Business Days following the earlier of the date on which Peregrine enters into an agreement in respect of an Acquisition Proposal or the date on which Peregrine consummates an Acquisition Proposal.

59.

Peregrine shall not be obligated to make more than one payment pursuant to this section 7.3.  Peregrine hereby acknowledges that the payment amount set out in this section 7.3 is a payment of liquidated damages which are a genuine pre-estimate of the damages which Stillwater will suffer or incur as a result of the event giving rise to such damages and the resultant non-completion of the Arrangement and is not a penalty.  Peregrine hereby irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive.

Amendment

7.4
This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Peregrine Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties hereto, and any such amendment may, subject to the Interim Order and the Final Order and Applicable Law, without limitation:

(a)	change the time for the performance of any of the obligations or acts of any of the Parties hereto;

(b)	waive any inaccuracies or modify any representations or warranty contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify the performance of any of the obligations of any of the Parties hereto; or

(d)	waive compliance with or modify any mutual conditions precedent herein contained.

Waiver

7.5	At any time prior to the Effective Date, any Party hereto may:

(a)	extend the time for the performance of any of the obligations or other acts of the other Parties hereto; or

(b)
waive compliance with any of the covenants or agreements of the other Parties hereto or with any conditions to its own obligations, but in each case only to the extent such obligations, agreements and conditions are intended for its benefit.

60.

ARTICLE 8
ADDITIONAL COVENANTS AND INDEMNIFICATION

Remedies

8.1
The Parties hereto acknowledge and agree that an award of money damages may be inadequate for any breach of this Agreement by any Party hereto or its representatives and advisors and that such breach may cause the non-breaching Party hereto irreparable harm.  Accordingly, the Parties hereto agree that, in the event of any such breach or threatened breach of this Agreement by one of the Parties hereto, Stillwater (if Peregrine is the breaching Party) or Peregrine (if Stillwater is the breaching Party) will be entitled, without the requirement of posting a bond or other security, to seek equitable relief, including injunctive relief and specific performance.  Subject to any other provision hereof including, without limitation, section 7.3 hereof, such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available hereunder or at law or in equity to each of the Parties hereto.

Withholding Rights

8.2
Stillwater, AcquireCo, Peregrine and the Depositary shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any person hereunder and from all dividends or other distributions otherwise payable to any Peregrine Shareholder such amounts as Stillwater, AcquireCo, Peregrine and the Depositary is required to deduct and withhold with respect to such payment under the Tax Act, the Code or any provision of any applicable federal, provincial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the person in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

ARTICLE 9
GENERAL

Notice

9.1
All notices, requests, demands and other communications hereunder shall be deemed to have been given and made if in writing and if served by personal delivery upon the Party hereto for whom it is intended, or if sent by facsimile transmission, upon receipt of confirmation that such transmission has been received, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person.

To Stillwater:

1321 Discovery Drive
Billings, MT 59102

Attention:	Chief Executive Officer
Telephone:	(406) 373-8730
Fax:	(406) 373-8752

61.

with a copy to (which copy shall not constitute notice):

Fraser Milner Casgrain LLP
77 King Street West, Suite 400
Toronto-Dominion Centre
Toronto, ON M5K 0A1

Attention:	John Sabine

Telephone:	(416) 863-4374
Fax:	(416) 863-4592

To Peregrine (prior to the Effective Date):

201-1250 Homer Street
Vancouver, BC V6B 1C6

Attention:	Eric Friedland, Chief Executive Officer
Telephone:	(604) 669-8800
Fax:	(604) 408-8881

with a copy to (which copy shall not constitute notice):

Koffman Kalef LLP
19th Floor
885 West Georgia Street
Vancouver, BC V6C 3H4

Attention:	Bernard Poznanski

Telephone:	(604) 891-3606
Fax:	(604) 891-3788

Any such notice, direction or other instrument, whether personally delivered or transmitted by facsimile transmission, shall be deemed to have been given and received at the time and on the date on which it was personally delivered to or received in the office of the addressee, as the case may be, if personally delivered or transmitted prior to 5:00 p.m. (at the place of the addressee) on a Business Day or, if personally delivered or transmitted later than that time, at 9:00 a.m. (at the place of the addressee) on the subsequent Business Day.  Any Party hereto may change its address for service from time to time by notice given to the other Parties hereto in accordance with the foregoing.  Any notice, direction or other instrument personally delivered or transmitted under this Agreement shall be signed by one or more officers of the Party delivering it.

Binding Effect

9.2	This Agreement shall be binding upon and enure to the benefit of the Parties hereto and their respective successors.

62.

No Assignment

9.3	This Agreement may not be assigned by any Party hereto without the prior written consent of the other Parties hereto.

Public Statements

9.4
No Party hereto shall make any announcement regarding the Arrangement or any other transactions contemplated herein which has not been previously reviewed and commented on by the other Parties hereto, except that any Party hereto may issue a press release or make a filing with a regulatory authority if counsel for such Party hereto advises that such press release or filing is necessary in order to comply with Applicable Laws or the rules and policies of any stock exchange, in which case such Party hereto will first make a reasonable effort to obtain the approval of the other Parties hereto.

Entire Agreement

9.5
This Agreement together with the Confidentiality Agreement constitutes the entire agreement between the Parties hereto and supersedes all other prior agreements, negotiations, discussions, understandings and undertakings, both written and oral, between the Parties hereto relating to the subject matter hereof.

Time of Essence

9.6	Time shall be of the essence of this Agreement.

Severability

9.7
If any provision of this Agreement, or the application thereof, is determined for any reason and to any extent to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons and circumstances shall remain in full force and effect, provided that the legal or economic substance of the transactions contemplated hereby is not thereby affected in a manner adverse to any of the Parties hereto.

Counterpart Executions and Facsimile Transmissions

9.8
This Agreement may be executed in counterparts, each of which when delivered (whether in originally executed form or by facsimile or other electronic transmission) shall be deemed to be an original and all of which together shall constitute one and the same document.

Fees and Expenses

9.9
Subject to sections 5.5 and 7.3 hereof, each Party hereto shall be responsible for its own fees and expenses relating to the Arrangement and the other transactions contemplated herein including, without limitation, regulatory fees and fees of professional advisers, including legal counsel and auditors.

63.

Investigation

9.10
Any investigation by a Party hereto and its advisers shall not mitigate, diminish or affect the representations and warranties of the other Parties hereto contained in this Agreement or any document or certificate given pursuant thereto.

Further Assurances

9.11	The Parties hereto will do all such further acts and things and will execute such further documents and agreements as may be necessary to give effect to the terms and conditions of this Agreement.

Waiver

9.12	Any waiver or release of any of the provisions of this Agreement, to be effective, must be in writing executed by the Party hereto granting such waiver or release.

Governing Law

9.13
This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.  Each of the Parties hereto irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of British Columbia.

64.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date first above written.

STILLWATER MINING COMPANY
Per:	“John R. Stark”
John R. Stark
Executive Vice President

PEREGRINE METALS LTD.
Per:	“Eric Friedland”
Eric Friedland
Chief Executive Officer

65.

SCHEDULE A

PLAN OF ARRANGEMENT UNDER SECTION 192
OF THE CANADA BUSINESS CORPORATIONS ACT

1.	INTERPRETATION

(a)	Definitions: In this Plan of Arrangement, unless the context otherwise requires, the following words and terms shall have the meaning hereinafter set out:

(i)	“AcquireCo” means a wholly-owned subsidiary of Stillwater to be incorporated under the laws of Canada;

(ii)	“Amalco” means the corporation resulting from the Amalgamation;

(iii)	“Amalgamation” means the amalgamation of Acquireco and Peregrine, as described in Section 3(a)(viii);

(iv)
“Arrangement” means the arrangement under the provisions of section 192 of the CBCA, on the terms and conditions set forth in this Plan of Arrangement, subject to any amendment or supplement hereto made in accordance with the Arrangement Agreement and the provisions hereof or made at the direction of the Court in the Final Order;

(v)	“Arrangement Agreement” means the Arrangement Agreement dated July 11, 2011 to which this Plan of Arrangement is attached as schedule A;

(vi)	“Arrangement Resolution” means the Special Resolution of Peregrine Shareholders approving the Arrangement;

(vii)	“Business Day” means a day which is not a Saturday, Sunday or a civic or statutory holiday in Toronto, Ontario or Vancouver, British Columbia;

(viii)	“Cash Consideration” means US$1.35 for each one (1) Peregrine Share outstanding immediately prior to the Effective Time, up to an aggregate amount equal to the Maximum Cash;

(ix)	“CBCA” means the Canada Business Corporations Act, as amended;

(x)	“Certificate” means the certificate which may be issued by the Director pursuant to subsection 262(2) of the CBCA;

(xi)	“Closing Date” means the Business Day that is three Business Days after the granting of the Final Order or such other date as the parties to the Arrangement Agreement may agree;

(xii)	“Code” means the Internal Revenue Code of 1986 (United States), as amended;

(xiii)	“Court” means the British Columbia Supreme Court;

66.

(xiv)
“Depositary” means any trust company, bank or financial institution agreed to in writing between Stillwater and Peregrine for the purpose of, among other things, exchanging certificates representing Peregrine Shares for certificates representing the Share Consideration and disbursing the Cash Consideration;

(xv)	“Director” means the Director appointed pursuant to section 260 of the CBCA;

(xvi)
“Dissent Procedures” means the procedures set forth in section 190 of the CBCA, as may be modified by the Interim Order, which are required to be taken by an Peregrine Shareholder to exercise the right of dissent in respect of Peregrine Shares in connection with the Arrangement;

(xvii)	“Dissent Rights” means the rights of dissent of Peregrine Shareholders in respect of the Arrangement Resolution as defined in section 4 hereof;

(xviii)	“Dissenting Peregrine Shareholder” means an Peregrine Shareholder who has duly exercised a Dissent Right in strict compliance with the Dissent Procedures;

(xix)
“Effective Date” means the date shown in the certificate of arrangement issued in accordance with section 262 of the CBCA in respect of the Arrangement, being the Closing Date, or such other date as may be agreed to by the parties to the Arrangement Agreement;

(xx)	“Effective Time” means the time when the Arrangement will be deemed to have been completed, which shall be 12:01 a.m., Vancouver time, on the Effective Date;

(xxi)
“Encumbrance” means any mortgage, hypothec, pledge, assignment, charge, lien, claim, security interest, adverse interest, other third Person interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

(xxii)
“Final Order” means the final order of the Court approving the Arrangement, and with the consent of Stillwater and Peregrine, as such order may be amended by the Court at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal, provided it shall not have been set aside or modified in a manner unacceptable to the Parties hereto, acting reasonably, on appeal or otherwise;

(xxiii)	“Former Peregrine Shareholders” means the holders of Peregrine Shares immediately prior to the Effective Time other than Stillwater, AcquireCo and the Dissenting Peregrine Shareholders;

(xxiv)
“Interim Order” means the interim order of the Court providing for, among other things, the calling and holding of the Peregrine Meeting, as such order may be amended, supplemented or varied by the Court (with the consent of Stillwater and Peregrine);

67.

(xxv)	“Letter of Transmittal” means the letter of transmittal to be delivered by Peregrine to the Peregrine Shareholders providing for the delivery of Peregrine Shares to the Depositary;

(xxvi)	“Option Exchange Ratio” means 0.14793 of a Stillwater Share for each one (1) Peregrine Share outstanding immediately prior to the Effective Time;

(xxvii)	“Peregrine” means Peregrine Metals Ltd., a corporation existing under the laws of Canada;

(xxviii)	“Peregrine Disclosure Letter” means the letter dated July 11, 2011 delivered by Peregrine to Stillwater in the form accepted by Stillwater;

(xxix)
“Peregrine Meeting” means the special meeting of Peregrine Shareholders, including any adjournment or adjournments or postponement or postponements thereof, to be held for the purpose of obtaining approval by Peregrine Shareholders of the Arrangement Resolution;

(xxx)	“Peregrine Options” means the outstanding options to acquire Peregrine Shares and which have been issued pursuant to the Peregrine Stock Option Plan;

(xxxi)
“Peregrine Shareholder” means a Person who is a registered holder of Peregrine Shares as shown on the share register of Peregrine and for the purposes of the Peregrine Meeting, is a registered holder of Peregrine Shares as of the record date therefor, and for the purposes of the Arrangement, is a registered holder of Peregrine Shares immediately prior to the Effective Time;

(xxxii)	“Peregrine Shares” means the common shares which Peregrine is authorized to issue as presently constituted;

(xxxiii)	“Peregrine Stock Option Plan” means the stock option plan of Peregrine effective as of March 11, 2010;

(xxxiv)
“Peregrine Warrant Adjustment” means:  (i) in the case of the Warrant Indenture dated November 26, 2009, section 5.01(d) of that Warrant Indenture, and (ii) in respect of the Warrant Indenture dated March 11, 2010, section 4.01(d) of that Warrant Indenture;

(xxxv)	“Peregrine Warrants” means the outstanding warrants to purchase up to 11,833,400 Peregrine Shares issued by Peregrine as disclosed in the Peregrine Disclosure Letter;

(xxxvi)	“Maximum Cash” means US$200,502,344;

(xxxvii)	“Maximum Shares” means 12,083,608 Stillwater Shares;

(xxxviii)
“Person” means any individual, corporation, firm, partnership (including, without limitation, a limited partnership), sole proprietorship, syndicate, joint venture, trustee, trust, any unincorporated organization or association, any government or instrumentality thereof and any tribunal;

68.

(xxxix)	“Share Consideration” means 0.08136 of a Stillwater Share for each one (1) Peregrine Share outstanding immediately prior to the Effective Time, up to an aggregate amount equal to the Maximum Shares;

(xl)	“Special Resolution” has the meaning ascribed to such term in the CBCA;

(xli)	“Stillwater” means Stillwater Mining Corporation, a corporation existing under the laws of Delaware;

(xlii)	“Stillwater Replacement Options” has the meaning given to such term in paragraph 3(a)(iv) hereof;

(xliii)	“Stillwater Shares” means the common shares which Stillwater is authorized to issue as presently constituted;

(xliv)	“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder as amended from time to time.

(b)
Interpretation Not Affected by Headings.  The headings contained in this Plan of Arrangement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan of Arrangement.  The terms “this Plan of Arrangement”, “hereof’, “herein”, “hereto”, “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular article, section, subsection, paragraph, subparagraph, clause or sub-clause hereof and include any agreement or instrument supplementary or ancillary hereto.

(c)
Date for any Action.  If the date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

(d)
Number and Gender.  In this Plan of Arrangement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders and neuter.

(e)
References to Persons.  A reference to a Person includes any successor to that Person. A reference to any statute includes all regulations made pursuant to such statute and the provisions of any statute or regulation which amends, supplements or supersedes any such statute or regulation.

(f)	Currency. Unless otherwise stated in this Plan of Arrangement, all references herein to amounts of money are expressed in lawful money of Canada.

2.	ARRANGEMENT AGREEMENT

This Plan of Arrangement is made pursuant to and subject to the provisions of the Arrangement Agreement. At the Effective Time, the Arrangement shall be binding upon Stillwater, AcquireCo, Amalco, Peregrine, holders of Peregrine Options, Peregrine Warrants and the Peregrine Shareholders.

The Articles of Arrangement and Certificate shall be filed and issued, respectively, with respect to this Arrangement in its entirety.  The Certificate shall be conclusive evidence that the Arrangement has become effective and that each of the provisions of Article 3 has become effective in the sequence set out therein.

69.

3.	THE ARRANGEMENT

(a)	The Arrangement. At the Effective Time, the following shall occur and shall be deemed to have occurred in the following order without any further act or formality:

(i)	The holders of the Peregrine Options shall cease to be entitled to receive Peregrine Shares upon the exercise of such Peregrine Options.

(ii)
The Peregrine Warrants, if outstanding immediately prior to the Effective Time, shall remain outstanding and exercisable for the Cash Consideration and Share Consideration in accordance with the applicable Peregrine Warrant Adjustment provision.

(iii)
Each Peregrine Share held by a Dissenting Peregrine Shareholder (for greater certainty, being a Peregrine Shareholder who has complied with the Dissent Rights shall be deemed to have been transferred to AcquireCo (free of any Encumbrances) in consideration for a debt claim against AcquireCo to be paid fair value of such Peregrine Share pursuant to the Dissent Procedures and the name of such Dissenting Peregrine Shareholder shall be removed from the register of holders of Peregrine Shares and AcquireCo shall be recorded as the registered holder of Peregrine Shares so transferred and shall be deemed to be the legal and beneficial owner thereof (free of any Encumbrances).

(iv)
Each Peregrine Share held by a Former Peregrine Shareholder shall be transferred by the holder thereof to AcquireCo (free of any Encumbrances), and each Former Peregrine Shareholder shall be entitled to receive, in exchange therefor and subject to the following provisions of this Section 3, the Cash Consideration and the Share Consideration and the name of such Former Peregrine Shareholder shall be removed from the register of holders of Peregrine Shares and AcquireCo shall be recorded as the registered holder of Peregrine Shares so transferred and shall be deemed to be the legal and beneficial owner thereof (free of any Encumbrances), and such transfer shall be made upon the presentation and surrender, by or on behalf of the Former Peregrine Shareholder to the Depository, of the certificate formerly representing Peregrine Shares and a Letter of Transmittal.

(v)
Each Peregrine Option outstanding immediately prior to the Effective Time, whether vested or not, shall be exchanged for a fully-vested option granted by Stillwater (each a “Stillwater Replacement Option” and collectively the “Stillwater Replacement Options”) to acquire that number of Stillwater Shares equal to the product of (A) the number of Peregrine Shares subject to the Peregrine Option immediately before the Effective Time and (B) the Option Exchange Ratio.  The exercise price per Stillwater Share subject to any Stillwater Replacement Option shall be equal to the quotient of (A) the exercise price per Peregrine Share subject to such Peregrine Option immediately before the Effective Time divided by (B) the Option Exchange Ratio.  Except as set out above, the terms of each Stillwater Replacement Option will be the same as the Peregrine Option exchanged therefor, but the expiry date shall be the same as if the holder of the Peregrine Options had not ceased to be employed by Peregrine.

70.

(vi)	The stated capital in respect of the Peregrine Shares shall be reduced to $1.00 without any repayment of capital in respect thereof.

(vii)
Peregrine will file an election with the Canada Revenue Agency, to be effective prior to the amalgamation described in section 3(a)(viii) hereof, to cease to be a public corporation for the purposes of the Tax Act.

(viii)	Acquireco and Peregrine shall be amalgamated (the “Amalgamation”) with the same effect as under section 184 of the CBCA to form Amalco and upon the Amalgamation:

(i)	the Amalgamation and the continuance of Acquireco and Peregrine as Amalco becomes effective;

(ii)	all of the property of each Acquireco and Peregrine continues to be the property of Amalco (except shares and indebtedness of Acquireco and Peregrine owned by the other);

(iii)	Amalco continues to be liable for the obligations of each of Acquireco and Peregrine (other than any obligation of Acquireco or Peregrine to the other);

(iv)	any existing cause of action, claim or liability to prosecution is unaffected;

(v)	any civil, criminal or administrative action or proceeding pending by or against Acquireco and Peregrine may continue to be prosecuted by or against Amalco;

(vi)	any conviction against, or ruling, order or judgment in favour of or against, Acquireco or Peregrine may be enforced by or against Amalco;

(vii)	the articles and by-laws of Acquireco immediately before the Effective Time are deemed to be the articles of Amalco, and the Certificate is deemed to be the certificate of incorporation of Amalco;

(viii)	all shares in the capital stock of Peregrine shall be cancelled without any repayment of capital in respect thereof;

(ix)
no shares shall be issued by Amalco in connection with the Amalgamation and all shares in the capital stock of Acquireco prior to the Amalgamation shall be unaffected and shall continue as shares of Amalco;

(x)	the board of directors of Amalco shall consist of the following individuals: ●; and

71.

(xi)	the name of Amalco shall be ●.

(b)
No Fractional Shares.  Following the Effective Time, no fractional Stillwater Shares will be issued pursuant to the Arrangement. In the event that a Peregrine Shareholder would otherwise be entitled, or to which a holder of Stillwater Replacement Options or the Peregrine Warrants is entitled on exercise or conversion (as the case may be) of Stillwater Replacement Options or the Peregrine Warrants, to a fractional Stillwater Share under the Arrangement, the number of Stillwater Shares issued to such holder shall be rounded up to the next greater whole number of Stillwater Shares if the fractional entitlement is equal to or greater than 0.5 and shall, without any additional compensation, be rounded down to the next lesser whole number of Stillwater Shares if the fractional entitlement is less than 0.5.

(c)	Fractional Cash Consideration. Any cash consideration owing to a Former Peregrine Shareholder shall be rounded up to the next whole cent.

4.	RIGHTS OF DISSENT

Peregrine Shareholders shall be entitled to exercise dissent rights (“Dissent Rights”) with respect to the Peregrine Shares pursuant to and in the manner set forth in section 190 of the CBCA as modified by the Interim Order and this section 4.  Notwithstanding subsection 190(a) of the CBCA, any Peregrine Shareholder seeking to exercise Dissent Rights must deliver to Peregrine a written objection to the Arrangement by 5:00 p.m. (Toronto time) on the Business Day immediately prior to the date of the Peregrine Meeting and must strictly comply with all other provisions of section 190 of the CBCA as modified by the Interim Order (the “Dissent Procedures”).

If the Arrangement is concluded, a Peregrine Shareholder who exercises Dissent Rights in strict compliance with the Dissent Procedures shall be entitled to be paid by Peregrine the fair value of the Peregrine Shares held by such Dissenting Peregrine Shareholder in respect of which such Dissenting Peregrine Shareholder dissents, determined as provided for in the CBCA, as modified by the Interim Order and this section 4.  Any such Dissenting Peregrine Shareholder who exercises Dissent Rights and who:

(a)
is ultimately entitled to be paid fair value for its Peregrine Shares shall be deemed to have transferred its Peregrine Shares to AcquireCo in consideration for a debt claim against AcquireCo to be paid fair value of such shares pursuant to the Dissent Procedures, and shall not be entitled to any other payment or consideration, including any payment under the Arrangement had such holders not exercised their Dissent Rights; or

(b)
is for any reason ultimately not entitled to be paid fair value for its Peregrine Shares, shall be deemed to have participated in the Arrangement as of the Effective Time on the same terms and at the same time as a non-Dissenting Peregrine Shareholder and shall be issued only the same consideration which a Peregrine Shareholder is entitled to receive under the Arrangement as if such Dissenting Peregrine Shareholder would not have exercised Dissent Rights.

In no case shall Stillwater, AcquireCo or Peregrine be required to recognize Dissenting Peregrine Shareholders or a Dissenting Peregrine Shareholder at and after the Effective Time as a legal or beneficial holder of Peregrine Shares for any purpose, and the names of such Dissenting Peregrine Shareholders shall be removed from the share register of Peregrine at the Effective Time.

72.

5.	DELIVERY OF STILLWATER SHARES AND CASH

(a)	Deposit. At or prior to the Effective Time:

(i)	AcquireCo shall deposit with the Depositary, for the benefit of the Former Peregrine Shareholders, cash in an amount equal to the Maximum Cash; and

(ii)	Stillwater shall deposit with the Depositary, for the benefit of the Former Peregrine Shareholders, certificate(s) representing the Maximum Shares.

(b)
Letter of Transmittal.  The Depositary will forward to each Peregrine Shareholder, at the address of such Peregrine Shareholder as it appears on the register for Peregrine Shares, a Letter of Transmittal and instructions for obtaining delivery of the certificates representing the Stillwater Shares allotted and issued to such Peregrine Shareholder and the Cash Consideration payable to such Peregrine Shareholder pursuant to the Arrangement.

(c)	Entitlement to Stillwater Certificates and cash.

(i)
Stillwater, AcquireCo and Peregrine shall cause the Depositary, as soon as practicable following the later of the Effective Date and the date of deposit by a Peregrine Shareholder with the Depositary of a duly completed Letter of Transmittal and the certificates representing the Peregrine Shares or other documentation as provided in the Letter of Transmittal, to:

A.	forward or cause to be forwarded by first class mail (postage prepaid) to the Former Peregrine Shareholder at the address specified in the Letter of Transmittal; or

B.	if requested by the Former Peregrine Shareholder in the Letter of Transmittal, make available at the Depositary for pick-up by the Former Peregrine Shareholder; or

C.
if the Letter of Transmittal neither specifies an address nor contains a request as described in (B), forward or cause to be forwarded by first class mail (postage prepaid) to the Former Peregrine Shareholder at the address of such Former Peregrine Shareholder as shown on the share register maintained by Peregrine as at the Effective Time, a cheque representing the cash payment payable to such Former Peregrine Shareholder in respect of the Cash Consideration and certificates representing the number of Stillwater Shares issuable to such Former Peregrine Shareholders in respect of the Share Consideration as determined in accordance with the provisions hereof.

(ii)
No Former Peregrine Shareholder shall be entitled to receive any consideration with respect to Peregrine Shares other than in accordance with this Plan of Arrangement and, for greater certainty, no Former Peregrine Shareholder will be entitled to receive any interest, dividends, premium or other payment in connection therewith.

73.

(iii)
After the Effective Time and until surrendered as contemplated by paragraph 5(c)(i) hereof, each certificate which immediately prior to the Effective Time represented one or more Peregrine Shares shall be deemed at all times to represent only the right to receive in exchange therefor a certificate representing the Share Consideration and the Cash Consideration to which the holder of such certificate is entitled to receive in accordance with paragraph 5(c)(i) hereof.

(d)
Lost Certificates.  In the event that any certificate which immediately prior to the Effective Time represented one or more Peregrine Shares which were exchanged for Stillwater Shares in accordance with section 3 hereof shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Depositary shall deliver in exchange for such lost, stolen or destroyed certificate, certificates representing the Stillwater Shares and Cash Consideration which such Peregrine Shareholder is entitled to receive in accordance with section 3 hereof.  When authorizing such delivery of certificates representing the Stillwater Shares and the Cash Consideration which such Peregrine Shareholder is entitled to receive in exchange for such lost, stolen or destroyed certificate, the Peregrine Shareholder to whom certificates representing such Stillwater Shares and Cash Consideration are to be delivered shall, as a condition precedent to the delivery of such Stillwater Shares and the Cash Consideration, give a bond satisfactory to Stillwater, AcquireCo, Peregrine and the Depositary in such amount as Stillwater, AcquireCo, Peregrine and the Depositary may direct, or otherwise indemnify Stillwater, AcquireCo, Peregrine and the Depositary in a manner satisfactory to Stillwater, AcquireCo, Peregrine and the Depositary, against any claim that may be made against Stillwater, AcquireCo, Peregrine or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed and shall otherwise take such actions as may be required by the by-laws of Stillwater, AcquireCo and Peregrine as the case may be.

(e)
Dividends or other Distributions.  No dividends or distributions declared or made after the Effective Date with respect to Stillwater Shares with a record date after the Effective Date will be payable or paid to the holder of any unsurrendered certificate or certificates which, immediately prior to the Effective Date, represented outstanding Peregrine Shares unless and until the holder of such certificate shall have complied with the provisions of this section 5.  Subject to applicable law and to section 5 hereof, at the time of such compliance, there shall, in addition to the delivery of a certificate representing the Stillwater Shares to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect such Stillwater Shares.

(f)
Termination of Rights.  Any certificate formerly representing Peregrine Shares that is not deposited, with all other documents as provided in this section 5 on or before the sixth anniversary of the Effective Date, shall cease to represent any claim or interest of any kind or nature (including, without limitation dividends or distributions set out in section 5(d) hereof) against Stillwater, AcquireCo, Peregrine or the Depositary.

(g)
Withholding Rights.  Stillwater, AcquireCo, Peregrine and the Depositary shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any person hereunder and from all dividends or other distributions otherwise payable to any Peregrine Shareholder such amounts as Stillwater, AcquireCo, Peregrine and the Depositary is required to deduct and withhold with respect to such payment under the Tax Act, the Code or any provision of any applicable federal, provincial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the person in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority

74.

6.	AMENDMENT

(a)	Amendment.

(i)
Stillwater, AcquireCo and Peregrine reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that any amendment, modification or supplement must be approved by Stillwater and Peregrine in a written document which is filed with the Court and, if made following the Peregrine Meeting, then approved by the Court, and communicated to the Peregrine Shareholders in the manner required by the Court (if so required).

(ii)
Any amendment, modification or supplement to this Plan of Arrangement, if agreed to by Peregrine and Stillwater, may be made at any time prior to or at the Peregrine Meeting, with or without any other prior notice or communication and, if so proposed and accepted by Persons voting at the Peregrine Meeting (other than as may be required under the Interim Order) shall become part of this Plan of Arrangement for all purposes.

(iii)
Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Peregrine Meeting will be effective only if it is consented to by Peregrine and Stillwater and, if required by the Court, by the Peregrine Shareholders.

(iv)
Notwithstanding the foregoing provisions of this section 6, no amendment, modification or supplement of this Plan of Arrangement may be made prior to the Effective Time except in accordance with the terms of the Arrangement Agreement.

75.

SCHEDULE B

STILLWATER SUBSIDIARIES

Company	Jurisdiction	Percentage (%)
Stillwater Metals Company	Montana	100
Stillwater Canada Inc.	Canada	100
Marathon PGM Corporation	Canada	100
Discovery PGM Exploration Ltd.	British Columbia	100

76.

SCHEDULE C

PEREGRINE SUBSIDIARIES

Company	Jurisdiction	Percentage (%)
Minera Peregrine Argentina SA	Argentina	(legal – 99.99 / beneficial – 100)
Minera Peregrine Chile SCM	Chile	(legal – 99 / beneficial – 100)
Peregrine Minerals Ltd.	British Virgin Islands	(legal – 100 / beneficial – 100)
Minera Peregrine Peru SAC	Peru	(legal – 99 / beneficial – 100)(1)

Note:

(1) a wholly-owned subsidiary of Peregrine Minerals Ltd.  Peregrine Minerals Ltd. holds 99% legal title to Minera Peregrine Peru SAC

77.

SCHEDULE D

MATERIAL PROPERTY

The Altar Project is comprised of the following:

Altar Property Concessions

Reference number	Concession name	Type of concession	Title holder	Interest
1597-C-95	Leona	Mining	Minera Peregrine Argentina SA	100%(1)
1598-C-95	Loba	Mining	Minera Peregrine Argentina SA	100%(1) (2)
1042-C-96	Santa Rita	Mining	Minera Peregrine Argentina SA	100%(1) (2)
1118-F28-R-96	Pampa	Mining	Minera Peregrine Argentina SA	100%(1)
338.641-I-92	RCA II	Mining	Minera Peregrine Argentina SA	100%(1) (2)
338.646-I-92	RCA VII	Mining	Minera Peregrine Argentina SA	100%(1) (2)

(1)	Subject to a 1% net smelter return royalty (NSR) in favour of Rio Tinto Mining and Exploration Ltd.
(2)
Subject to a 1% net smelter return royalty (NSR) in favour of Juan Carlos Robledo and Otto Wilko Simon.  In addition, until the date of commencement of commercial production, annual payments of US$80,000 are payable to Mssrs. Robledo and Simon.  Peregrine is entitled at any time to purchase this NSR for US$1,000,000.

Rio Cenicero Concessions

Reference number	Concession name	Type of concession	Title holder	Interest(1)
338.654-I-92	RCA XV	Mining	IPEEM	Right to explore and exploit mineral deposits
338.644-I-92	RCA V	Mining	IPEEM	Right to explore and exploit mineral deposits
338.649-I-92	RCA X	Mining	IPEEM	Right to explore and exploit mineral deposits
338.651-I-92	RCA XII	Mining	IPEEM	Right to explore and exploit mineral deposits
338.637-I-92	RCB I	Mining	IPEEM	Right to explore and exploit mineral deposits

(1)
Rights are held pursuant to an agreement dated August 14, 2008 between Minera Peregrine Argentina SA and the Instituto Provincial de Exploraciones y Explotaciones Mineras de la Provincia de San Juan (“IPEEM”).  IPEEM holds title to all of the Rio Cenicero concessions, and Minera Peregrine Argentina SA holds valid contractual and legal rights to conduct exploration for a term of five years, at the end of which Peregrine may decide to mine the properties. Payments of US$2,500 per month and US$1.7 million in total exploration expenditures until November 4, 2013 are required to maintain the agreement in good standing.  If Peregrine decides to mine the Rio Cenicero concessions, it must execute a mining agreement with the IPEEM for 30 years (subject to extension by mutual agreement). The IPEEM will continue to hold title to the Rio Cenicero concessions during the term of the mining agreement, and Minera Peregrine Argentina SA will be granted a right to mine the minerals. Commencing with the signing of the mining agreement, the requirements to keep the Rio Cenicero rights in good standing are fixed payments to IPEEM of U.S.$7,500 per month until commencement of commercial production, after which time the fixed payments shall cease and a royalty of 1% of the amounts invoiced by Peregrine on account of mineral products produced from the property is payable to IPEEM.

78.

Other Concessions

Reference number	Concession name	Type of concession	Title holder	Interest (1)
1124-548-M-08	No name	Exploration	Minera Peregrine Argentina SA	100%
4141458-R-2005	No name	Exploration	Minera Peregrine Argentina SA	100%
4141487-R-2005	No name	Exploration	Minera Peregrine Argentina SA	100%

(1)      These concessions are not subject to any royalty interest.

Easements

Reference number	Type of easement(1)
0116-F-28-C-96	Servidumbre (Occupancy right)
98-B-96	Servidumbre (Access and road right of way)
1124-75-M-2010	Servidumbre (Access and road right of way)
1124-76M-2010	Servidumbre (Access and road right of way)
1124-77-M -2010	Servidumbre (Access and road right of way)
1124-78- M -2010	Servidumbre (Access and road right of way)
1124.106-M-2010	Servidumbre (Occupancy right)
1124.107-M-2010	Servidumbre (Occupancy right)
1124-161-M-2010	Servidumbre (Access and road right of way)

(1)           Minera Peregrine Argentina SA has applied for these easements to the Mining Department of San Juan.